                                                                       EXHIBIT 2

                                  CONFIDENTIAL

================================================================================

                          PLAN AND AGREEMENT OF MERGER

                                      AMONG

             INTERMOUNTAIN COMMUNITY BANCORP, PANHANDLE STATE BANK,

                 SNAKE RIVER BANCORP, INC. AND MAGIC VALLEY BANK

                            DATED AS OF JULY 23, 2004

================================================================================

                          PLAN AND AGREEMENT OF MERGER
                                      AMONG
             INTERMOUNTAIN COMMUNITY BANCORP, PANHANDLE STATE BANK,
                 SNAKE RIVER BANCORP, INC. AND MAGIC VALLEY BANK

      This Plan and Agreement of Merger (the "Agreement"), dated as of July 23, 2004, is made by and among INTERMOUNTAIN COMMUNITY BANCORP ("Intermountain"), PANHANDLE STATE BANK ("Panhandle"), SNAKE RIVER BANCORP, INC. ("Snake River") and MAGIC VALLEY BANK ("Magic Valley").

                                    PREAMBLE

      The management and boards of directors of Intermountain, Panhandle, Snake River and Magic Valley, respectively, believe that the proposed Transaction, to be accomplished in the manner set forth in this Agreement, is in the best interests of the respective corporations and their shareholders.

                                    RECITALS

A.       THE PARTIES. The parties to the Merger are as follows:

         (1) Intermountain is a corporation duly organized and validly existing under Idaho law and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended ("BHC Act"). Intermountain's principal office is located in Sandpoint, Idaho. Intermountain owns all of the outstanding common stock of Panhandle.

         (2) Panhandle is a state-chartered banking corporation duly organized and validly existing under Idaho law with its principal office located in Sandpoint, Idaho.

         (3) Snake River is a corporation duly organized and validly existing under Idaho law and is a registered bank holding company under the BHC Act. Snake River's principal office is located in Twin Falls, Idaho. Snake River owns all of the outstanding common stock of Magic Valley.

         (4) Magic Valley is a state-chartered banking corporation duly organized and validly existing under Idaho law with its principal office located in Twin Falls, Idaho.

B. THE MERGERS. On the Effective Date, (i) Snake River will merge with and into Intermountain, with Intermountain as the surviving entity; (ii) Magic Valley will merge with and into Panhandle, with Panhandle surviving as a wholly owned subsidiary of Intermountain; and (iii) Magic Valley will operate as "Magic Valley Bank, a division of Panhandle State Bank."

C. BOARD APPROVALS. The respective boards of directors of Intermountain, Panhandle, Snake River and Magic Valley have approved this Agreement and authorized its execution and delivery.

D.       OTHER APPROVALS. The Mergers are subject to:

         (1)      Satisfaction of the conditions described in this Agreement;

         (2)      Approval by Snake River's shareholders; and

         (3) Approval or acquiescence, as appropriate, by (a) the Board of Governors of the Federal Reserve System ("Federal Reserve"),
                  (b) the Federal Deposit Insurance Corporation ("FDIC"), (c) the State of Idaho Department of Finance, and (d) any other agencies having jurisdiction over the Mergers (collectively, "Regulatory Approvals").

E. EMPLOYMENT AGREEMENTS. Panhandle has entered into employment agreements, each of which will take effect as of the Effective Date, with Phillip Bratton, Magic Valley's President and Chief Executive Officer; Pamela Rasmussen, Magic Valley's Senior Vice President and Chief Financial Officer; and Ernest Bengoechea, Magic Valley's Senior Vice President and Chief Credit Officer.

F. DIRECTOR AGREEMENTS. In connection with the parties' execution of this Agreement, the directors of Snake River and Magic Valley have entered into agreements, pursuant to which, among other things, each director has agreed to vote his or her shares of Snake River common stock in favor of the actions contemplated by this Agreement. In addition, certain of the Snake River and Magic Valley directors have entered into non-competition agreements.

G. FAIRNESS OPINION. Snake River has received from Hovde Financial LLC ("Hovde") and delivered to Intermountain an opinion to the effect that the financial terms of the Transaction are financially fair to Snake River's shareholders.

H. BANK MERGER AGREEMENT. Concurrent with the parties' execution of this Agreement, Magic Valley and Panhandle have entered into a merger agreement, providing for the Bank Merger (the "Bank Merger Agreement").

I. OPTION TO PURCHASE. Concurrent with the parties' execution of this Agreement, the lease for Magic Valley's main office has been amended to grant Intermountain or its assignee, at Intermountain's discretion, an option to purchase the property.

J. INTENTION OF THE PARTIES -- TAX TREATMENT. The parties intend the Transaction to qualify, for federal income tax purposes, as a tax-free reorganization under IRC Section 368(a), and the parties hereto hereby adopt this Agreement as a plan of reorganization within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

                                    AGREEMENT

         In consideration of the mutual agreements set forth in this Agreement, Intermountain, Panhandle, Snake River and Magic Valley agree as follows:

                                   DEFINITIONS

         The following capitalized terms used in this Agreement will have the following meanings:

         "Acquisition Event" means any of the following: (i) a merger, consolidation or similar transaction involving Snake River or any successor,
(ii) a purchase, lease or other acquisition in one or a series of related transactions of assets of Snake River or any of its Subsidiaries representing 25 percent or more of the consolidated assets of Snake River and its Subsidiaries, or (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or any similar transaction) in one or a series of related transactions of beneficial ownership of securities representing 50 percent or more of the voting power of Snake River or its Subsidiaries, in each case with or by a person or entity other than Intermountain or one of its Subsidiaries.

         "Acquisition Proposal" has the meaning assigned to such term in Section
4.1.11 of this Agreement.

         "Adjustment Trigger" has the meaning assigned to such term in Section
7.2 of this Agreement.

         "Advisory Board" has the meaning assigned to such term in Section 6.4 of this Agreement.

         "Agreement" means this Plan and Agreement of Merger.

         "Asset Classification" has the meaning assigned to such term in Section
3.1.16 of this Agreement.

         "Bank Merger" means the merger of Magic Valley with and into Panhandle.

         "Bank Merger Agreement" means the merger agreement described in Recital H.

         "Banking Act" means the Idaho Bank Act, Title 26 of the Idaho Code.

         "BHC Act" has the meaning assigned to such term in Recital A of this Agreement.

         "Break-Up Fee" has the meaning specified in Section 7.7 of this Agreement.

         "Business Day" means any day other than a Saturday, Sunday, legal holiday or a day on which banking institutions located in the State of Idaho are required by law to remain closed.

         "Capital" means Snake River's capital stock, surplus and undivided profits determined in accordance with GAAP, applied on a consistent basis, without giving any effect to any impact from gains or losses on available for sale securities between the date of this Agreement and Closing.

         "CCR Agreement" has the meaning assigned to such term in Section 4.1.13 of this Agreement.

         "Certificate" has the meaning assigned to such term in Section 1.8.1 of this Agreement.

         "Closing" means the closing of the Transaction contemplated by this Agreement, which will occur on the Effective Date, as more fully specified in
Section 2.1 of this Agreement.

         "Compensation Plans" has the meaning assigned to such term in Section
3.1.20 of this Agreement.

         "Contracts" has the meaning assigned to such term in Section 3.1.11 of this Agreement.

         "Converted Option" has the meaning assigned to such term in Section
1.4.1 of this Agreement.

         "Daily Sales Price" for any Trading Day means the daily closing price per share of Intermountain Common Stock on the OTC Bulletin Board reporting system, as reported on the website www.otcbb.com.

         "Determination Date" means the fifth (5th) business day immediately prior to the Effective Date.

         "Determination Period" means the fifteen (15) Trading Days prior to the Determination Date.

         "Director" means the Director of the Department of Finance for the State of Idaho.

         "Effective Date" means the date on which all conditions to Closing have occurred and on which the Transaction takes place, as more fully specified in
Section 2.1 of this Agreement.

         "Employees" has the meaning assigned to such term in Section 3.1.20 of this Agreement.

         "Environmental Laws" has the meaning assigned to such term in Section
3.1.7 of this Agreement.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" has the meaning assigned to such term in Section
3.1.20 of this Agreement.

         "Exchange Act" has the meaning assigned to such term in Section 3.1.5 of this Agreement.

         "Exchange Agent" means American Stock Transfer and Trust.

         "Exchange Fund" has the meaning assigned to such term in Section 1.7 of this Agreement.

         "Execution Date" means the date of this Agreement.

         "Executive Officers," with respect to Intermountain and/or Panhandle, means Curt Hecker, Jerry Smith, and Doug Wright.

         "Executive Officers," with respect to Snake River and/or Magic Valley, means Phillip Bratton, Ernest Bengoechea, and Pamela Rasmussen.

         "FDIC" means the Federal Deposit Insurance Corporation.

         "Federal Reserve" means the Board of Governors of the Federal Reserve System.

         "GAAP" means generally accepted accounting principles.

         "Hazardous Substances" has the meaning assigned to such term in Section
3.1.7 of this Agreement.

         "Holding Company Merger" means the merger of Snake River with and into Intermountain.

         "IBCA" means the Idaho Business Corporations Act, as amended.

         "Intermountain" is Intermountain Community Bancorp, an Idaho corporation that has its principal place of business in Sandpoint, Idaho, and that is a bank holding company registered pursuant to the BHC Act.

         "Intermountain Average Closing Price" means the average Daily Sales Price of Intermountain Common Stock for the Determination Period.

         "Intermountain Common Stock" means the shares of Intermountain common stock, no par value per share, issued and outstanding from time to time.

         "Intermountain Financial Statements" means Intermountain's (i) audited consolidated balance sheet as of December 31, 2003, 2002 and 2001 and the related audited consolidated statements of income, cashflows and changes in stockholders' equity for each of the years ended December 31, 2003, 2002 and 2001; (ii) unaudited consolidated balance sheet as of the end of each fiscal quarter following

December 31, 2003 but preceding the Execution Date, and the related unaudited consolidated statements of income, cashflows and changes in stockholders' equity for each such quarter; and (iii) unaudited consolidated balance sheets and related consolidated statements of income and stockholders' equity for each of the fiscal quarters ending after the Execution Date and before Closing or the Termination Date, as the case may be.

         "Intermountain Shares" means the shares of Intermountain Common Stock to be issued to the holders of Snake River Common Stock in accordance with
Section 1.3.2 of this Agreement.

         "IRC" means the Internal Revenue Code of 1986, as amended.

         "Leased Real Property" means the real Properties subject to Leases as identified in Schedule 5 to this Agreement.

         "Leases" means the terms and conditions governing the leasehold interests in the Leased Real Property as identified in Schedule 5 to this Agreement.

         "Liens" means, collectively, liens, pledges, security interests, claims, proxies, preemptive or subscriptive rights or other encumbrances or restrictions of any kind.

         "Magic Valley" is Magic Valley Bank, an Idaho state chartered bank, that has its head office in Twin Falls, Idaho, and that is wholly owned by Snake River.

         "Magic Valley Financial Statements" means Magic Valley's audited statements of financial condition as of December 31, 2003, 2002 and 2001, and the related statements of income, cash flows and shareholders' equity for each of the years ended December 31, 2003, 2002 and 2001.

         "Material Adverse Effect" with respect to a Person means an effect that: (1) is materially adverse to the business, financial condition, results of operations or prospects of the Person and its Subsidiaries taken as a whole; (2) significantly and adversely affects the ability of the Person to consummate the Transaction on or by January 31, 2005 or to perform its material obligations under this Agreement; or (3) enables any persons to prevent the consummation on or by January 31, 2005 of the Transaction.

         "Merger Consideration" means the aggregate consideration contemplated by Section 1.3.2 of this Agreement.

         "Mergers" means the Holding Company Merger and the Bank Merger.

         "Panhandle" means Panhandle State Bank, an Idaho state chartered banking association, that has its head office in Sandpoint, Idaho, and that is wholly owned by Intermountain.

         "Pension Plan" has the meaning assigned to such term in Section 3.1.20 of this Agreement.

         "Per Share Cash Consideration" has the meaning assigned in Section
1.3.2 of this Agreement.

         "Per Share Consideration" has the meaning assigned in Section 1.3.2 of this Agreement.

         "Per Share Stock Consideration" has the meaning assigned in Section
1.3.2 of this Agreement.

         "Person" includes an individual, corporation, partnership, association, limited liability company, trust or unincorporated organization.

         "Plan" has the meaning assigned to such term in Section 3.1.20 of this Agreement.

         "Properties" with respect to any party to this Agreement means properties or other assets owned or leased by such party or any of its Subsidiaries.

         "Proposed Dissenting Shares" means those shares of Snake River Common Stock as to which shareholders have given notice of their intent to assert appraisal rights pursuant to Section 30-1-1321 of the IBCA.

         "Prospectus/Proxy Statement" means the Prospectus/Proxy Statement referred to in Section 4.2.1 of this Agreement, to be provided to each shareholder of Snake River in connection with their consideration and approval of the Transaction.

         "Registration Statement" has the meaning assigned in Section 4.2.1 of this Agreement.

         "Reports" has the meaning assigned to such term in Section 3.1.5 of this Agreement.

         "SEC" means the United States Securities and Exchange Commission.

         "Securities Act" has the meaning assigned to such term in Section 3.1.5 of this Agreement.

         "Securities Laws" has the meaning assigned to such term in Section
3.1.5 of this Agreement.

         "Snake River" is Snake River Bancorp, Inc., an Idaho corporation that has its principal place of business in Twin Falls, Idaho, and that is a bank holding company registered pursuant to the BHC Act.

         "Snake River Common Stock" means the shares of Snake River common stock, $5 par value per share, issued and outstanding from time to time.

         "Snake River Financial Statements" means (i) the Magic Valley Financial Statements; (ii) as of the Effective Date, Snake River unaudited consolidated balance sheet as of December 31, 2003 and the related unaudited consolidated statements of income, cashflows and changes in stockholders' equity for the year ended December 31, 2003; (iii) Snake River audited consolidated balance sheet as of December 31, 2003 and the related audited consolidated statements of income, cashflows and changes in stockholders' equity for the year ended December 31, 2003 to be prepared in accordance with Section 4.1.9, if necessary; (iv) unaudited consolidated balance sheet as of the end of each fiscal quarter following December 31, 2003 but preceding the Execution Date, and the related unaudited consolidated statements of income, cashflows and changes in stockholders' equity for each such quarter; and (v) unaudited consolidated balance sheets and related consolidated statements of income and stockholders' equity for each of the fiscal quarters ending after the Execution Date and before Closing or the Termination Date, as the case may be.

         "Snake River Meeting" has the meaning assigned in Section 4.2.2 of this Agreement.

         "Snake River Option Plans" means the 1997 Non-Qualified Stock Option Plan, the 1998 Stock Option Plan for Non-Employee Directors, and the 1998 Incentive Stock Option Plan for the benefit of directors and employees of Snake River and Magic Valley.

         "Snake River Options" means the stock options issued and outstanding on the date of this Agreement pursuant to the Snake River Option Plans.

         "Snake River Preferred Stock" means the shares of Snake River preferred stock, $5 par value per share, issued and outstanding from time to time.

         "Snake River Transaction Fees" has the meaning assigned to such term in
Section 5.2.3 of this Agreement.

         "Subject Property" has the meaning assigned to such term in Section
3.1.7 of this Agreement.

         "Subsequent Intermountain Financial Statements" means Intermountain Financial Statements for each fiscal quarter ending after the Execution Date and prior to Closing.

         "Subsequent Snake River Financial Statements" means Snake River Financial Statements for each fiscal quarter ending after the Execution Date and prior to Closing.

         "Subsidiary" with respect to any party to this Agreement means any Person in which such party owns the majority of outstanding capital stock or voting power.

         "Superior Proposal" means a bona fide proposal or offer made by a person to acquire Snake River pursuant to a tender or exchange offer for all of the outstanding Snake River Common Stock, a merger, consolidation or other business combination, or an acquisition of all or substantially all of the assets of Snake River and its Subsidiaries, on terms which the board of directors of Snake River has determined in good faith, after taking into account the advice of counsel, to be more favorable to Snake River and its shareholders than the Transaction.

         "Takeover Proposal" means a bona fide proposal or offer by a person to make a tender or exchange offer to acquire 50% or more of Snake River's outstanding common stock, or to engage in a merger, consolidation or other business combination involving Snake River or to acquire in any manner a substantial equity interest in, or all or substantially all of the assets of, Snake River.

         "Tangible Equity Capital" means common stock, paid in capital, retained earnings, and minus goodwill and any other intangible assets, without giving effect to any impact from gains or losses on available for sale securities.

         "Termination Date" has the meaning assigned to such term in Section 7.1 of this Agreement.

         "Termination Fee" has the meaning assigned to such term in Section 7.5 of this Agreement.

         "Trading Day" means a day on which Intermountain Common Stock is traded on the OTC Bulletin Board.

      "Transaction" means the consummation of the Mergers in accordance with this Agreement.

                                   SECTION 1.
                              TERMS OF TRANSACTION

1.1 TRANSACTION. Subject to the terms and conditions set forth in this Agreement and in the Schedules and Exhibits, Snake River will merge with and into Intermountain in the Holding Company Merger pursuant to this Agreement, and Magic Valley will merge with and into Panhandle in the Bank Merger pursuant to the Bank Merger Agreement.

1.2      MERGERS.

         1.2.1 HOLDING COMPANY MERGER. Upon Closing of the Holding Company Merger, pursuant to the provisions of the IBCA, all shares of Snake River Common Stock issued and outstanding immediately prior to Closing, except for treasury shares and Proposed Dissenting Shares, will, by virtue of the Holding Company Merger and without any action on the part of any holder of shares of Snake River Common Stock, be converted into the right to receive the Merger Consideration described in Section
                  1.3 of this Agreement.

         1.2.2 BANK MERGER. Pursuant to the terms and conditions of the Bank Merger Agreement, Magic Valley will be merged into Panhandle, with Panhandle as the resulting bank.

1.3 MERGER CONSIDERATION. Subject to the provisions of this Agreement, on the Effective Date:

         1.3.1 OUTSTANDING INTERMOUNTAIN COMMON STOCK. The shares of Intermountain Common Stock issued and outstanding immediately prior to the Effective Date will, on and after the Effective Date, remain as issued and outstanding shares of Intermountain Common Stock.

         1.3.2 OUTSTANDING SNAKE RIVER COMMON STOCK. Each share of Snake River Common Stock issued and outstanding immediately prior to the Execution Date will automatically and without any action on the part of the holder of such share, be converted into and represent the right to receive from Intermountain:

                  (a) 0.93 Intermountain Shares (the "Per Share Stock Consideration"); and

                  (b)      $8.22 in cash (the "Per Share Cash Consideration").

                  The Per Share Stock Consideration and the Per Share Cash Consideration are collectively referred to as the "Per Share Consideration." The aggregate of the Per Share Stock Consideration and the Per Share Cash Consideration payable or issuable pursuant to the Transaction is referred to as the "Merger Consideration."

         1.3.3 CHANGE IN EQUITY CAPITAL. If, after the date of this Agreement but before the Effective Date, the number of shares of Intermountain Common Stock or Snake River Common Stock issued and outstanding increases or decreases in number or is changed into or exchanged for a different kind or number of securities, through a recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization (not including increases in number due to issuances of shares upon exercise of any outstanding options) of Intermountain or Snake River, as the case may be, then, as appropriate, a proportionate adjustment will be made to the Merger Consideration.

1.4      OUTSTANDING SNAKE RIVER OPTIONS.

         1.4.1 CONVERSION ON THE EFFECTIVE DATE. On the Effective Date, by virtue of the Transaction, and without any action on the part of any holder of a Snake River Option, each Snake River Option that is then outstanding and unexercised will be converted into and become an option (a "Converted Option") to purchase Intermountain Common Stock on the same terms and conditions as are in effect with respect to the Snake River Option immediately prior to the Effective Date, except that (A) each such Converted Option may be exercised solely for shares of Intermountain Common Stock, (B) the number of shares of Intermountain Common Stock subject to such Converted Option will be equal to the number of shares of Snake River Common Stock subject to such Snake River Option immediately prior to the Effective Date multiplied by 1.265, the product being rounded, if necessary, up or down to the nearest whole share, and (C) the per-share exercise price for each such Converted Option will be adjusted by dividing the per share exercise price of the Snake River Option by 1.265, and rounding up or down to the nearest cent.

         1.4.2 FORM S-8. Following the Effective Date, Intermountain will promptly prepare and file with the SEC a Registration Statement on Form S-8 or other appropriate form covering shares of Intermountain Common Stock to be issued upon the exercise of the Converted Options.

1.5 NO FRACTIONAL SHARES. No fractional shares of Intermountain Common Stock will be issued. In lieu of fractional shares, if any, each holder of Snake River Common Stock who is otherwise entitled to receive a fractional share of Intermountain Common Stock will receive an amount of cash equal to the product of such fractional share times $31.00. Such fractional share interests will not include the right to vote or receive dividends or any interest on dividends.

1.6 PAYMENT TO DISSENTING SHAREHOLDERS. Proposed Dissenting Shares will have the rights provided by Title 30, Chapter 1, Part 13 of the IBCA.

1.7 DEPOSIT OF CASH AND SHARES. On or before the Effective Date, Intermountain will deposit, or will cause to be deposited, with the Exchange Agent, for the benefit of the holders of certificates representing Snake River Common Stock, for exchange in accordance with this Section 1.7, (i) certificates representing the Intermountain Shares; (ii) such cash as will be necessary to pay the Per Share Cash Consideration; and (iii) the cash in lieu of fractional shares to be paid in accordance with Section 1.5. Such cash and certificates for Intermountain Shares, together with any dividends or distributions with respect thereto, are referred to in this Agreement as the "Exchange Fund."

1.8      CERTIFICATES.

         1.8.1 LETTER OF TRANSMITTAL. As soon as practicable after the Effective Date, Intermountain will cause the Exchange Agent to mail to each holder of record of a certificate evidencing Snake River Common Stock shares (a "Certificate") a form letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in accordance with Section 1.8.2 of this Agreement.

         1.8.2 SURRENDER OF CERTIFICATES. Subject to Section 1.6, each Certificate will, from and after the Effective Date, be deemed for all corporate purposes to represent and evidence only the right to receive the Merger Consideration (or to receive the cash for fractional shares) to which the Snake River Common Stock shares converted in accordance with the provisions of this Section 1.8.2. Following the Effective Date, holders of Certificates will exchange their Certificates in accordance with instructions provided by the Exchange Agent pursuant to
                  Section 1.8.1 of this Agreement and together with a properly completed and executed form of transmittal letter in order to effect their exchange for, as applicable, (i) certificates representing Intermountain Common Stock; (ii) a check representing the Per Share Cash Consideration; and/or (iii) a check representing the amount of cash in lieu of fractional shares, if any. Until a Certificate is so surrendered, the holder will not be entitled to receive any certificates evidencing Intermountain Shares or the Per Share Cash Consideration or cash in lieu of fractional shares.

         1.8.3 ISSUANCE OF CERTIFICATES IN OTHER NAMES. Any person requesting that any certificate evidencing Intermountain Shares be issued in a name other than the name in which the surrendered Certificate is registered, must: (1) establish to the Exchange Agent's satisfaction the right to receive the certificate evidencing Intermountain Shares and (2) either pay to the Exchange Agent any applicable transfer or other taxes or establish to the Exchange Agent's satisfaction that all applicable taxes have been paid or are not required.

         1.8.4 LOST, STOLEN, AND DESTROYED CERTIFICATES. With respect to a Certificate that has been lost, stolen or destroyed, the Exchange Agent will be authorized to issue a certificate representing Intermountain Shares in exchange thereof, and/or pay cash for the Per Share Cash Consideration or fractional share in exchange thereof, if the holder provides the Exchange Agent with: (1) satisfactory evidence that the holder owns Snake River Common Stock and that the certificate representing this ownership is lost, stolen, or destroyed, (2) any appropriate affidavit the Exchange Agent may require, and (3) any reasonable assurances that the Exchange Agent or Intermountain may require.

         1.8.5 RIGHTS TO DIVIDENDS AND DISTRIBUTIONS. After the Effective Date, no holder of any Certificate will be entitled to receive any dividends or other distributions otherwise payable to holders of record of Intermountain Common Stock on any date after the Effective Date, unless the holder (1) is entitled by this Agreement to receive a certificate representing Intermountain Common Stock and (2) has surrendered in accordance with this Agreement his or her Certificates (or has met the requirements of Section 1.8.4 above) in exchange for certificates representing Intermountain Shares. Surrender of Certificates will not deprive the holder of any dividends or distributions that the holder is entitled to receive as a record holder of Snake River Common Stock on a date before the Effective Date. When the holder surrenders his or her Certificates in exchange for Intermountain Shares, the holder will receive the amount, without interest, of any cash dividends and any other distributions distributed after the Effective Date on the whole number of Intermountain Shares into which the holder's Snake River Common Stock was converted at the Effective Date.

         1.8.6 CHECKS IN OTHER NAMES. Any person requesting that a check for the aggregate Per Share Cash Consideration or cash in lieu of fractional shares be issued in a name other than the name in which the Certificate surrendered in exchange for the cash is registered, must establish to the Exchange Agent's satisfaction the right to receive this cash.

         1.8.7 AFFILIATES. Certificates that are surrendered for exchange by any person constituting an "affiliate" of Snake River for purposes of Rule 145 of the Securities Act will not be exchanged for certificates representing Intermountain Shares until Intermountain has received a written agreement from such person as specified in Section 4.3.1.

         1.8.8 UNDELIVERED CERTIFICATES. Any portion of the Exchange Fund that remains unclaimed by shareholders of Snake River for six months after the Effective Date may be paid to Intermountain. To the extent so paid, holders of Snake River Common Stock who have not, prior to such time, complied with the provisions of this Section 1.8 will, from such time forward, look only to Intermountain for payment of the Merger Consideration, the cash in lieu of fractional shares, and/or unpaid dividends and distributions on the Intermountain Shares deliverable with respect to each share of Snake River Common Stock held by such holder as determined pursuant to this Agreement, in each case, without any interest. Neither Intermountain nor Snake River will be liable to any holder of Snake River Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                                   SECTION 2.
                             CLOSING OF TRANSACTION

2.1 CLOSING. The Closing will occur on the Effective Date. The Holding Company Merger shall be consummated by the filing by the Idaho Secretary of State of Articles of Merger, in the form required by and executed in accordance with the relevant provisions of the IBCA, and by the issuance of a Certificate of Merger by the Secretary of State of Idaho. Unless Intermountain and Snake River agree upon a later date, the Effective Date will be no later than the date ten (10) Business Days after the fulfillment or waiver of each condition precedent set forth in, and the granting of each approval (and expiration of any waiting period) required by Section 5 of this Agreement. If Closing does not occur on or prior to January 31, 2005 and the parties do not mutually agree in writing to extend the Closing, either party may terminate this Agreement in accordance with Section 7.1 of this Agreement.

2.2 EVENTS OF CLOSING. On the Effective Date, all properly executed documents required by this Agreement will be delivered to the proper party, in form consistent with this Agreement. If any party fails to deliver a required document on the Effective Date or otherwise defaults under this Agreement on or prior to the Effective Date, then no Transaction will occur unless the adversely affected party waives the default.

2.3 PLACE OF CLOSING. The Closing will take place at the office of Panhandle State Bank, 1000 Northwest Blvd., Coeur d'Alene, Idaho, or such other place as the parties agree, at 10:00 a.m. Pacific Time on the Effective Date.

2.4 PROCEDURE. Panhandle will notify the Director and the FDIC of the proposed Effective Date for the Bank Merger. On or before the Business Day immediately preceding the Closing, appropriately prepared and executed articles of merger with respect to the Holding Company Merger will be deposited in the office of the Idaho Secretary of State, and appropriately prepared and executed articles of merger with respect to the Bank Merger and related documents will have been deposited in the offices of the Director. On the Effective Date, the articles of merger with respect to the Holding Company Merger will be filed with the office of the Idaho Secretary of State, and the articles of merger with respect to the Bank Merger will be filed with the Director.

                                   SECTION 3.
                         REPRESENTATIONS AND WARRANTIES

3.1 REPRESENTATIONS AND WARRANTIES. Snake River and Magic Valley each represent and warrant to Intermountain and Panhandle that, except as disclosed in a Schedule to this Agreement:

         3.1.1 ORGANIZATION AND GOOD STANDING. Snake River is a corporation duly organized, validly existing and in good standing under the laws of the State of Idaho, is a registered bank holding company pursuant to the BHC Act, and has all requisite power and authority to own and operate its properties and to carry on its businesses as now conducted. Each of its Subsidiaries is either a commercial bank or a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, and has all requisite power and authority to own and operate its Properties and to carry on its businesses as now conducted. The locations of all offices, including approved and unopened offices of its Subsidiaries, are listed in Schedule 1.

         3.1.2 CORPORATE AUTHORITY. The execution, delivery and performance of this Agreement does not and will not, and the consummation by Snake River and/or Magic Valley of the Transaction will not, constitute or result in: (1) a breach or violation of, or a default under, either of their articles of incorporation or bylaws; (2) a breach or violation of, or a default under, or the acceleration of or the creation of a Lien (with or without the giving of notice, the lapse of time or both) under, any provision of any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation ("Contracts") by which either of them is bound or to which either of them is a party; or (3) a material violation of any law, rule, ordinance or regulation or judgment, decree, order, award, or governmental or non-governmental permit or license to which either of them is subject; or (4) any change in the rights or obligations of any party under any of the Contracts. Schedule 2 contains a list of all consents Snake River and/or Magic Valley must obtain from third parties under any Contracts before consummation of the Transaction.

         3.1.3    CAPITAL STOCK.

                  (i) The authorized capital stock of Snake River consists of 5,000,000 shares of Snake River Common Stock, par value $5 per share, and 1,000,000 shares of Snake River Preferred Stock, par value $5 per share. A total of 542,263 shares of Snake River Common Stock are issued and outstanding as of the date of this Agreement, all of which were validly issued and are fully paid and nonassessable. No shares of Snake River Preferred Stock are issued and outstanding. As of the date of this Agreement, Snake River Options with respect to 21,176 shares of Snake River Common Stock have been granted and are outstanding.

                  (ii) Magic Valley's authorized capital stock consists of 1,000,000 shares of common stock, par value $5.00 per share, of which 523,232 shares currently are issued and outstanding, all of which are validly issued to Snake River, fully paid and nonassessable, except to the extent of any assessment required under Section 26-1113 of the Banking Act.

                  (iii) No unissued shares of common stock or any other securities of Snake River or Magic Valley, or any of their Subsidiaries, are subject to any warrants, options, conversion privileges, rights or commitments of any character, kind or nature, except as set forth in Schedule 3, and neither Snake River nor Magic Valley has issued or is obligated to issue any additional shares of common stock or any other security to any other person, except as so disclosed.

         3.1.4 SUBSIDIARIES. Except as listed in Schedule 4, Snake River has no Subsidiaries. The shares of capital stock of each of its Subsidiaries are owned by it free and clear of all liens, claims, encumbrances and restrictions on transfer.

         3.1.5    REPORTS AND FINANCIAL STATEMENTS.

                  (i) Filing of Reports. Since January 1, 2003 (with respect to Snake River) and since January 1, 2001 (with regard to each of Snake River's Subsidiaries), Snake River and each of its Subsidiaries has filed and will file all reports and statements, together with any required amendments to these reports and statements, that they were required to file with (1) the Federal Reserve, (2) the FDIC, and (3) any other applicable federal or state banking, insurance, securities, or other regulatory authorities. Each of these reports and statements, including the related financial statements and exhibits, complied as to form in all material respects with all applicable statutes, rules and regulations as of their respective dates.

                  (ii) Delivery to Other Party of Reports. Snake River and Magic Valley have delivered or otherwise made available to Intermountain a copy of each registration statement, offering circular, report, definitive proxy statement or information statement (collectively, its "Reports") under the Securities Act of 1933, as amended, ("Securities Act"), the Securities Exchange Act of 1934, as amended, ("Exchange Act"), and state securities and "Blue Sky" laws (collectively, the "Securities Laws") filed, used or circulated by either of them with respect to periods since January 1, 2001, through the Execution Date.

                  (iii) Compliance with Securities Laws. As of their respective dates (and without giving effect to any amendments or modifications filed after the Execution
                           Date), each of the Reports, including the related financial statements, exhibits and schedules, filed, used or circulated before the Execution Date complied (and each of the Reports filed after the Execution Date, will comply) in all material respects with applicable Securities Laws, and did not (or in the case of reports, statements, or circulars filed after the Execution Date, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                  (iv) Financial Statements. Each of Snake River's balance sheets included in the Snake River Financial Statements fairly presents (or, in the case of Snake River Financial Statements for periods ending on a date following the Execution Date, will fairly present) the financial position of Snake River and its Subsidiaries as of the date of the balance sheet. Each of the statements of income, cash flows and stockholders' equity included in the Snake River Financial Statements fairly presents (or, in the case of Snake River Financial Statements to be prepared in accordance with Section 4.1.9, if required, or for periods ending on a date following the Execution Date, will fairly present) the results of operations, stockholders' equity and cash flows, as the case may be, of Snake River and its Subsidiaries for the periods set forth in these statements (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with GAAP, except as may be noted in these statements.

         3.1.6    PROPERTIES.

                  (i) Snake River and its Subsidiaries are not a party to any real property lease, whether as landlord, tenant, guarantor or otherwise, except as disclosed in
                           Schedule 5. Except as disclosed or reserved against in the Snake River Financial

                           Statements or in Schedule 5, Snake River and/or one of its Subsidiaries have good and marketable title, free and clear of all Liens (other than Liens for taxes not yet delinquent or pledges to secure deposits) to all of the properties and assets, tangible or intangible, reflected in the Snake River Financial Statements as being owned or leased by any of them as of the Execution Date. Except as disclosed in Schedule 5, all buildings and structures on the Property owned and the equipment located thereon are in all material respects in good operating condition and repair and conform in all respects to all applicable laws, ordinances and regulations.

                  (ii) To the knowledge of Snake River's Executive Officers, all buildings and all fixtures, equipment and other property and assets that are material to Snake River's business on a consolidated basis are owned by it or one of its subsidiaries or are held under leases or subleases by it or one of its subsidiaries, enforceable in accordance with their respective terms (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally or by general equity principles).

                  (iii) Schedule 1 lists all of its existing branches and offices and all new branches or offices that Magic Valley has applied to establish or purchase, along with the estimated cost to establish or purchase those new branches.

                  (iv) Snake River has provided to Intermountain copies of existing title policies held in its files relating to the Property, and to the knowledge of its Executive Officers, no exceptions, reservations, or encumbrances have arisen or been created since the date of issuance of those policies (other than Liens for taxes not yet delinquent).

         3.1.7    ENVIRONMENTAL MATTERS.

                  (i) For purposes of this Section 3.1.7, the following definitions apply:

                           (1) "Subject Property" with respect to a party means (i) all real property at which its business has been conducted, and any property where under any Environmental Law it is deemed to be the owner or operator of the property; (ii) any facility in which it is the owner or operator of the property; and (iii) all other real property that, for purposes of any Environmental Law, it otherwise could be deemed to be an owner or operator of or as otherwise having control over.

                           (2) "Environmental Laws" means any federal, state, local or foreign law, regulation, order, decree, judgment, judicial opinion, or any agreement between Snake River or any of its Subsidiaries and any Governmental Entity, presently in effect or subsequently adopted relating to: (i) the manufacture, generation, transport, use, treatment, storage, recycling, disposal, release, threatened release or presence of Hazardous Substances, or (ii) the preservation, restoration or protection of the environment, natural resources or human health.

                           (3) "Hazardous Substances" means any substance, material or waste that is (a) defined as a "hazardous substance" in 42 USC Section 9601(14), (b) defined as a "pollutant or contaminant" in 33 USC
                                    Section 1362(6), (c) defined as a "hazardous waste" in 42 USC Section 6903(5), or (d) petroleum or a petroleum product or any other substance defined as "hazardous," "dangerous" or "toxic" under any federal or state law or regulation enacted for the protection of human health or the environment; provided, however, that supplies and materials used by Snake River and/or Magic Valley for general office purposes are not Hazardous Substances.

                  (ii) Except as disclosed in Schedule 6 and to the knowledge of its Executive Officers, Snake River, its Subsidiaries and the Subject Property are, and have been, in compliance with all applicable Environmental Laws, and no circumstances exist that with the passage of time or the giving of notice would be reasonably likely to result in noncompliance with such Environmental Laws.

                  (iii) Except as disclosed in Schedule 6 and to the knowledge of its Executive Officers, none of the following, and no reasonable basis for any of the following, exists: pending or threatened claims, actions, investigations, notices of non-compliance, information requests or notices of potential responsibility or proceedings involving Snake River, any of its Subsidiaries or any Subject Property, relating to:

                           (1) an asserted liability of Snake River or any of its Subsidiaries or any prior owner, occupier or user of Subject Property under any applicable Environmental Law or the terms and conditions of any permit, license, authority, settlement, agreement, decree or other obligation arising under any applicable Environmental Law;

                           (2) the handling, storage, use, transportation, removal or disposal of Hazardous Substances;

                           (3) the actual or threatened discharge, release or emission of Hazardous Substances from, on or under or within Subject Property into the air, water, surface water, ground water, land surface or subsurface strata; or

                           (4) personal injuries or damage to property related to or arising out of exposure to Hazardous Substances.

                  (iv) Except as disclosed in Schedule 6, no storage tanks underground or otherwise are present on the Subject Property or, if present, none of such tanks are leaking and each of them is in full compliance with all applicable Environmental Laws. With respect to any Subject Property, neither Snake River nor any of its Subsidiaries owns, possesses or controls any PCBs, PCB-contaminated fluids, wastes or equipment, or any material amount of asbestos or asbestos-containing material. No Hazardous Substances have been used, handled, stored, discharged, released or emitted, or are threatened to be discharged, released or emitted, at or on any Subject Property, except in compliance with applicable Environmental Laws.

                  (v) Except as disclosed in Schedule 6, no part of the Subject Property has been or is scheduled for investigation or monitoring under any applicable Environmental Law.

                  (vi) Except as disclosed in Schedule 6, to the knowledge of its Executive Officers, no condition from, on or under the Subject Property exists with respect to the Subject Property that would require remediation under applicable Environmental Laws.


         3.1.8 TAXES. All tax returns and reports required by law to be filed by Snake River and its Subsidiaries have been duly filed, and all taxes, assessments, fees and other government charges upon Snake River or any of its Subsidiaries or upon any of their respective properties, assets, income or franchises that are due and payable have been paid. The federal income portion of such taxes have been paid in full as indicated in the tax returns of Snake River and its Subsidiaries for the past five years or adequate provision has been made for any such taxes on its balance sheet in accordance with GAAP. No material objections to returns or claims for additional taxes are being asserted with respect to federal or state tax returns of Snake River and its Subsidiaries for any prior years, except for such audits, objections or claims which are being contested in good faith, by appropriate proceedings and with establishment of appropriate reserves, and which have been disclosed in writing to the other parties to this Agreement. Except as set forth in Schedule 7 or except as specified in the foregoing sentence, in the past five years, there has been no past audit, objection to returns, or claim for additional taxes.

         3.1.9 ABSENCE OF REGULATORY ACTION. Neither Snake River nor any of its Subsidiaries is, to the knowledge of its Executive Officers, in material violation of any statute, rule or governmental regulation applicable to them (including, without limitation, the Community Reinvestment Act, Bank Secrecy Act, Truth in Lending Act, Equal Credit Opportunity Act, and statutes, rules and regulations governing the reporting of taxpayer identification numbers of its customers). Neither Snake River nor any of its Subsidiaries is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, federal or state regulatory authorities, nor have they been advised by such authorities that they are contemplating issuing or requesting any such order, agreement, memorandum or similar document or undertaking.

         3.1.10 ALLOWANCE FOR LOAN LOSSES. In the opinion of its management, the allowance for loan and lease losses shown in the latest Snake River Financial Statements is, and that which will be stated in the Subsequent Snake River Financial Statements prior to Closing will be, adequate to absorb its anticipated loan losses.

         3.1.11   MATERIAL AGREEMENTS.

                  (i) Except for arrangements made after the date and in accordance with the terms of this Agreement, Snake River and its Subsidiaries are not bound by any material contract (as defined in Item 601(b)(10) of Regulation S-K under the Securities Act) that: (1) is to be performed after the date of this Agreement and
                           (2) has not been set forth in Schedule 8.

                  (ii) Neither Snake River nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument.

         3.1.12 COMPLIANCE WITH LAWS. Snake River and each of its Subsidiaries has all material permits, licenses, certificates of authority, orders, and approvals of, and has made all filings, applications, and registrations with, federal, state, local, and foreign governmental or regulatory bodies that are required in order to permit Snake River or its Subsidiaries to carry on their respective businesses as they are presently conducted and the absence of which, individually or in the aggregate, can reasonably be expected to have a Material Adverse Effect on them. All such material permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the best knowledge of its Executive Officers, no suspension or cancellation of any of them is threatened.

         3.1.13 KNOWLEDGE AS TO CONDITIONS. Snake River knows of no reason why the approvals, consents and waivers of governmental authorities referred to in Section 5.1 of this Agreement should not be obtained.

         3.1.14 NO MATERIAL ADVERSE EFFECT. Since December 31, 2003, (i) Snake River and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of business, and (ii) there has not been any change in the financial condition (which includes, without limitation, the condition of assets, franchises, results of operations and prospects) that has had or may reasonably be expected to have a Material Adverse Effect on Snake River or any of its Subsidiaries.

         3.1.15 COMPLETENESS OF REPRESENTATIONS. No representation or warranty made by or with respect to Snake River or its Subsidiaries in this Agreement (or in the Schedules to this Agreement) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in this Agreement (or in such Schedules) or in such representation or warranty not misleading.

         3.1.16   ASSET CLASSIFICATION.

                  (i) Schedule 9 sets forth a list, accurate and complete as of June 30, 2004, except as otherwise expressly noted in Schedule 9, and separated by category of classification or criticism ("Asset Classification"), of the aggregate amounts of loans, extensions of credit and other assets of Snake River and its Subsidiaries that have been criticized or classified by any governmental or regulatory authority, by any outside auditor, or by any internal audit.

                  (ii) Except as shown in Schedule 9, no amounts of its loans, extensions of credit or other assets that have been classified or criticized by any representative of any governmental entity as "Other Assets Especially Mentioned," "Substandard," "Doubtful," "Loss" or words of similar effect are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were paid off or charged off by Snake River or its Subsidiaries before the date of this Agreement.

         3.1.17 LITIGATION. Except as disclosed in Schedule 10, no material litigation, proceeding or controversy before any court or governmental agency is pending (other than routine foreclosure proceedings), and there is no pending claim, action or proceeding against Snake River or any of its Subsidiaries, which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on them or to materially hinder or delay consummation of the Transaction, and, to the best knowledge of Snake River's Executive

                  Officers after reasonable inquiry, no such litigation, proceeding, controversy, claim or action has been threatened or is contemplated.

         3.1.18 INSURANCE. Snake River and each of its Subsidiaries have taken all requisite action (including the making of claims and the giving of notices) under their respective directors' and officers' liability insurance policy or policies in order to preserve all rights under such policies with respect to all matters known to them (other than matters arising in connection with, and the transactions contemplated by, this Agreement). Schedule 11 lists all directors' and officers' liability insurance policies and other material insurance policies maintained by Snake River or its Subsidiaries.

         3.1.19 LABOR MATTERS. Neither Snake River nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization. Neither Snake River nor any of its Subsidiaries is the subject of any proceeding: (1) asserting that they have committed an unfair labor practice or
                  (2) seeking to compel them to bargain with any labor organization as to wages or conditions of employment. No strike involving Snake River or its Subsidiaries is pending or, to the knowledge of its Executive Officers, threatened. Its Executive Officers are not aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in any other organizational activity.

         3.1.20   EMPLOYEE BENEFITS.

                  (i) For purposes of this Agreement, "Plan" or "Plans", individually or collectively, means any "employee benefit plan," as defined in Section 3(3) of ERISA, maintained by Snake River or Magic Valley, as the case may be. Snake River and its Subsidiaries are not now nor have ever been a contributing employer to or sponsor of a multiemployer plan or a single employer plan subject to Title IV of ERISA.

                  (ii) Schedule 12 sets forth a list, as of the Execution Date, of (a) all Plans, stock purchase plans, restricted stock and stock option plans, and other deferred compensation arrangements, and (b) all other material employee benefit plans that cover employees or former employees of Snake River and its Subsidiaries (its "Compensation Plans"). True and complete copies of the Compensation Plans (and, as applicable, copies of summary plan descriptions, governmental filings (on Form 5500 series or otherwise), actuarial reports and reports under Financial Accounting Standards Board Statement No. 106 relating to such Compensation Plans) covering its current employees or those of its Subsidiaries (collectively, "Employees"), including Plans and related amendments, have been made available to Intermountain.

                  (iii) All of its Plans covering Employees (other than "multi-employer plans" within the meaning of ERISA Sections 3(37) or 4001(a)(3)), to the extent subject to ERISA, are in substantial compliance with ERISA. Each of its Plans that is an "employee pension benefit plan" within the meaning of ERISA Section 3(2) ("Pension Plan") and that is intended to be qualified under IRC Section 401(a), has received a favorable determination letter from the Internal Revenue Service, and Snake River is not aware of any circumstances likely to result in revocation of any such favorable determination letter. No litigation relating to its Plans is pending or, to the knowledge of its Executive Officers, threatened. Neither

                           Snake River nor any of its Subsidiaries has engaged in a transaction with respect to any Plan that could subject it or any of its Subsidiaries to a tax or penalty imposed by either IRC Section 4975 or ERISA
                           Section 502(i) in an amount that would be material.

                  (iv) All material contributions Snake River or any of its Subsidiaries are or were required to make under the terms of any of its Plans have been timely made or have been reflected in the Snake River Financial Statements. Neither any of its Pension Plans nor any single-employer plan of any of its ERISA Affiliates has an "accumulated funding deficiency" (whether or not waived) within the meaning of IRC Section 412 or ERISA Section 302. Neither Snake River nor any of its Subsidiaries or its ERISA Affiliates has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate under IRC Sections 401(a)(29) or 412(f)(3) or ERISA Sections 306, 307 or 4204.

                  (v) Except as disclosed in the Snake River Financial Statements, neither Snake River nor any of its Subsidiaries has any obligations for retiree health and life benefits.

                  (vi) No provision of the documents governing any Plan contains restrictions on the rights of Snake River or its Subsidiaries to amend or terminate any Plan without incurring liability under the Plan other than normal liabilities for benefits.

                  (vii) Except as disclosed in the Snake River Financial Statements or otherwise disclosed in this Agreement or in Schedule 12, the Transaction will not result in
                           (a) vesting, acceleration, or increase of any amounts payable under any Compensation Plan, (b) any material increase in benefits under any Compensation Plan or
                           (c) payment of any severance or similar compensation under any Compensation Plan.

                  (viii) Neither Snake River nor Magic Valley maintains an executive supplemental retirement plan.

         3.1.21 BROKER'S OR FINDER'S FEES. Except for the fees of Hovde deemed by its board to be required to obtain a fairness opinion and related advice from Hovde to effect the Transaction, no agent, broker, person or firm acting on behalf of Snake River or Magic Valley, or under its authority, is or will be entitled to any commission, broker's, finder's or financial advisory fee in connection with the Transaction.

3.2 REPRESENTATIONS AND WARRANTIES OF INTERMOUNTAIN. Except as disclosed in a schedule to this Agreement, Intermountain and Panhandle each represent and warrant to Snake River:

         3.2.1 ORGANIZATION AND GOOD STANDING. Intermountain is a corporation duly organized, validly existing and in good standing under the laws of the State of Idaho, is a registered bank holding company pursuant to the BHC Act, and has all requisite power and authority to own and operate its properties and to carry on its businesses as now conducted. Each of its Subsidiaries is either a commercial bank or a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, and has all requisite power and authority to own and operate its Properties and to carry on its businesses as now conducted.

         3.2.2 CORPORATE AUTHORITY. The execution, delivery and performance of this Agreement does not and will not, and the consummation by Intermountain and/or Panhandle of the Transaction will not, constitute or result in: (1) a breach or violation of, or a default under, either of their articles of incorporation or bylaws; (2) a breach or violation of, or a default under, or the acceleration of or the creation of a Lien (with or without the giving of notice, the lapse of time or both) under, any provision of any Contracts by which either of them is bound or to which either of them is a party; or (3) a material violation of any law, rule, ordinance or regulation or judgment, decree, order, award, or governmental or non-governmental permit or license to which either of them is subject; or (4) any change in the rights or obligations of any party under any of the Contracts..

         3.2.3    CAPITAL STOCK.

                  (i) The authorized capital stock of Intermountain consists of 7,084,000 shares of Intermountain Common Stock, no par value per share. A total of 3,219,141 shares of Intermountain Common Stock were issued and outstanding as of June 30, 2004, all of which were validly issued and are fully paid and nonassessable. As of June 30, 2004, Intermountain Options with respect to 562,360 shares of Intermountain Common Stock have been granted and are outstanding.

                  (ii) Panhandle's authorized capital stock consists of 680,000 shares of common stock, par value $7.50 per share, of which 355,677 shares currently are issued and outstanding, all of which are validly issued to Intermountain, fully paid and nonassessable, except to the extent of any assessment required under
                           Section 26-1113 of the Banking Act.

                  (iii) No unissued shares of common stock or any other securities of Intermountain or Panhandle, or any of their Subsidiaries, are subject to any warrants, options, conversion privileges, rights or commitments of any character, kind or nature, except as set forth in Schedule 14, and neither Intermountain nor Panhandle has issued or is obligated to issue any additional shares of common stock or any other security to any other person, except as so disclosed.

         3.2.4    REPORTS AND FINANCIAL STATEMENTS.

                  (i) Filing of Reports. Since January 1, 2001, Intermountain and each of its Subsidiaries has filed and will file all reports and statements, together with any required amendments to these reports and statements, that they were and will be required to file with (1) the SEC, (2) the Federal Reserve, (3) the FDIC, and (4) any other applicable federal or state banking, insurance, securities, or other regulatory authorities. Each of these reports and statements, including the related financial statements and exhibits, complied as to form in all material respects with all applicable statutes, rules and regulations as of their respective dates.

                  (ii) Delivery to Other Party of Reports. Intermountain and Panhandle have delivered to Snake River a copy of each Report under the Securities Laws filed, used or circulated by either of them with respect to periods since January 1, 2001, through the Execution Date.

                  (iii) Compliance with Securities Laws. As of their respective dates (and without giving effect to any amendments or modifications filed after the Execution
                           Date), each of the Reports, including the related financial statements, exhibits and schedules, filed, used or circulated before the Execution Date complied (and each of the Reports filed after the Execution Date, will comply) in all material respects with applicable Securities Laws, and did not (or in the case of reports, statements, or circulars filed after the Execution Date, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                  (iv) Financial Statements. Each of Intermountain's balance sheets included in the Intermountain Financial Statements fairly presents (or, in the case of Intermountain Financial Statements for periods ending on a date following the Execution Date, will fairly present) the financial position of Intermountain and its Subsidiaries as of the date of the balance sheet. Each of the statements of income, cash flows and stockholders' equity included in the Intermountain Financial Statements fairly presents (or, in the case of Intermountain Financial Statements to be prepared in accordance with Section 4.10 of this Agreement for periods ending on a date following the Execution Date, will fairly present) the results of operations, stockholders' equity and cash flows, as the case may be, of Intermountain and its Subsidiaries for the periods set forth in these statements, in each case in accordance with GAAP, except as may be noted in these statements.

         3.2.5 FINANCING AND SHARES AVAILABLE. Intermountain has, and at the Effective Date will have, (i) sufficient cash and cash equivalents on hand to pay the Per Share Cash Consideration, cash in lieu of fractional shares, and any amounts payable to holders of Proposed Dissenting Shares; and (ii) a sufficient number of shares of common stock authorized and available to issue the Intermountain Shares.

         3.2.6 ABSENCE OF REGULATORY ACTION. Neither Intermountain nor any of its Subsidiaries is, to the knowledge of its Executive Officers, in material violation of any statute, rule or governmental regulation applicable to them (including, without limitation, the Community Reinvestment Act, Bank Secrecy Act, Truth in Lending Act, Equal Credit Opportunity Act, and statutes, rules and regulations governing the reporting of taxpayer identification numbers of its customers). Neither Intermountain nor any of its Subsidiaries is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, federal or state regulatory authorities, nor have they been advised by such authorities that they are contemplating issuing or requesting any such order, agreement, memorandum or similar document or undertaking.

         3.2.7 COMPLIANCE WITH LAWS. Intermountain and each of its Subsidiaries has all material permits, licenses, certificates of authority, orders, and approvals of, and has made all filings, applications, and registrations with, federal, state, local, and foreign governmental or regulatory bodies that are required in order to permit Intermountain or its Subsidiaries to carry on their respective businesses as they are presently conducted and the absence of which, individually or in the aggregate, can reasonably be expected to have a Material Adverse Effect on them. All such material permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the best knowledge of Intermountain's Executive Officers, no suspension or cancellation of any of them is threatened.

         3.2.8 KNOWLEDGE AS TO CONDITIONS. Intermountain knows of no reason why the approvals, consents and waivers of governmental authorities referred to in Section 5.1 of this Agreement should not be obtained.

         3.2.9 LITIGATION. Except as disclosed in Intermountain's Reports, no material litigation, proceeding or controversy before any court or governmental agency is pending, and there is no pending claim, action or proceeding against Intermountain or any of its Subsidiaries, which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on them or to materially hinder or delay consummation of the Transaction and, to the best knowledge of Intermountain's Executive Officers after reasonable inquiry, no such litigation, proceeding, controversy, claim or action has been threatened or is contemplated.

         3.2.10 TAXES. All tax returns and reports required by law to be filed by Intermountain and its Subsidiaries have been duly filed, and all taxes, assessments, fees and other government charges upon Intermountain or any of its Subsidiaries or upon any of their respective properties, assets, income or franchises that are due and payable have been paid. The federal income portion of such taxes have been paid in full as indicated in the tax returns of Intermountain and its Subsidiaries for the past five years or adequate provision has been made for any such taxes on its balance sheet in accordance with GAAP. No material objections to returns or claims for additional taxes are being asserted with respect to federal or state tax returns of Intermountain and its Subsidiaries for any prior years, except for such audits, objections or claims which are being contested in good faith, by appropriate proceedings and with establishment of appropriate reserves, and which have been disclosed in writing to the other parties to this Agreement. Except as set forth in Schedule 15 or except as specified in the foregoing sentence, in the past five years, there has been no past audit, objection to returns, or claim for additional taxes.

         3.2.11 NO MATERIAL ADVERSE EFFECT. Since December 31, 2003, (i) Intermountain and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of business, and (ii) there has not been any change in the financial condition (which includes, without limitation, the condition of assets, franchises, results of operations and prospects) that has had or may reasonably be expected to have a Material Adverse Effect on Intermountain or any of its Subsidiaries.

         3.2.12 COMPLETENESS OF REPRESENTATIONS. No representation or warranty made by or with respect to Intermountain or its Subsidiaries in this Agreement (or in the Schedules to this Agreement) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in this Agreement (or in such Schedules) or in such representation or warranty not misleading.

         3.2.13 SUBSIDIARIES. Except as listed in Schedule 16, Intermountain has no Subsidiaries. The shares of capital stock of each of its Subsidiaries are owned by it free and clear of all liens, claims, encumbrances and restrictions on transfer.

         3.2.14 INSURANCE. Intermountain and each of its Subsidiaries have taken all requisite action (including the making of claims and the giving of notices) under their respective directors' and officers' liability insurance policy or policies in order to preserve all rights under such policies with respect to all matters known to them (other than matters arising in connection with, and the transactions contemplated by, this Agreement).

         3.2.15 LABOR MATTERS. Neither Intermountain nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization. Neither Intermountain nor any of its Subsidiaries is the subject of any proceeding: (1) asserting that they have committed an unfair labor practice or (2) seeking to compel them to bargain with any labor organization as to wages or conditions of employment. No strike involving Intermountain or its Subsidiaries is pending or, to the knowledge of its Executive Officers, threatened. Its Executive Officers are not aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in any other organizational activity.

         3.2.16 BROKER'S OR FINDER'S FEES. Except for the fees of Sandler O'Neill and Partners deemed by management of Intermountain to be appropriate for advice to Intermountain in connection with the Transaction, no agent, broker, person or firm acting on behalf of Intermountain or Panhandle, or under its authority, is or will be entitled to any commission, broker's, finder's, or financial advisory fee in connection with the Transaction.

                                   SECTION 4.
                    CONDUCT AND TRANSACTIONS PRIOR TO CLOSING

4.1 CONDUCT OF SNAKE RIVER'S AND MAGIC VALLEY'S BUSINESS PRIOR TO CLOSING. The parties each covenant that, prior to Closing:

         4.1.1    AVAILABILITY OF BOOKS, RECORDS AND PROPERTIES.

                  (i) With prior notice to Snake River, the books, records, properties, contracts and documents of Snake River and Magic Valley will be available at all reasonable times to Intermountain, Panhandle and their counsel, accountants and other representatives. Such items will be open for inspection, audit and direct verification of loan or deposit balances, collateral receipts and such other transactions or documentation as Intermountain or Panhandle deem reasonably relevant to the Transaction. Snake River and Magic Valley will cooperate fully in such inspection and audit, and will make available all information reasonably requested by or on behalf of Intermountain or Panhandle.

                  (ii) Upon request by Intermountain or Panhandle, Snake River and Magic Valley will request that any third parties involved in the preparation or review of the Snake River Financial Statements or Snake River Subsequent Financial Statements disclose to Intermountain and Panhandle the work papers or any similar materials related to such financial statements.

         4.1.2 ORDINARY AND USUAL COURSE. Without prior written consent of Intermountain or Panhandle and except as required by the Director, the FDIC or the Federal Reserve (so long as Intermountain and Panhandle receive prior written notice of such required action), Snake River and Magic Valley will conduct their respective business only in the ordinary and usual course and will not do any of the following:

                  (i) effect any stock split or other recapitalization with respect to Snake River Common Stock or the shares of Magic Valley; issue (except for issuances upon the exercise of Snake River Options), pledge or encumber in any way any shares of such capital stock; or grant any option for shares of such capital stock;

                  (ii) other than in the ordinary course of business, consistent with past practice, and as necessary to pay Snake River Transaction Fee expenses consistent with this Agreement, declare or pay any dividend, or make any other distribution, either directly or indirectly, with respect to Snake River Common Stock or the shares of Magic Valley;

                  (iii) acquire, sell, transfer, assign, encumber or otherwise dispose of assets or make any commitment other than in the ordinary and usual course of business;

                  (iv) solicit or accept deposit accounts of a different type from accounts previously accepted by Magic Valley or at rates materially in excess of prevailing interest rates, or incur any indebtedness for borrowed money;

                  (v) offer or make loans or other extensions of credit of a different type, or apply different underwriting standards, from those previously offered or applied by Magic Valley, or offer or make a loan or extension of credit in an amount greater than $500,000 without prior consultation with Panhandle;

                  (vi) except for the transfer of the Leased Real Property, cancellation of Leases and satisfaction of obligations as contemplated by Section 4.1.12, acquire an ownership interest or a leasehold interest in any real property, except those disclosed in
                           Schedule 5, whether by foreclosure or otherwise, without making an appropriate environmental evaluation in advance of obtaining such interest and without providing to Intermountain such evaluation and at least 30 days' advance notice;

                  (vii) enter into, renew, or terminate any contracts calling for a payment by either of them of more than $10,000 (including real property leases and data or item processing agreements) with or for a term of one-year or more, except for its contracts of deposit and agreements to lend money not otherwise restricted under this Agreement and (1) entered into in the ordinary course of business, (2) consistent with past practices, and (3) providing for not less (in the case of loans) or more (in the case of deposits) than prevailing market rates of interest;

                  (viii) enter into or amend any contract (other than contracts for deposits or agreements to lend money not otherwise restricted by this Agreement) calling for a payment by either of them of more than $15,000, unless the contract may be terminated without cause or penalty upon 30 days notice or less;

                  (ix) enter into any personal services contract with any person or firm outside the ordinary course of business, except contracts, agreements, or arrangements for legal, accounting, investment advisory, or tax services entered into to directly facilitate the Transaction;

                  (x) (A) sell any securities, whether held for investment or sale, other than in the ordinary course of business or sell any securities, whether held for investment or sale, even in the ordinary course of business, if the aggregate gain realized from all sales after the Execution Date would be more than $100,000 or (B) transfer any investment securities between portfolios of securities available for sale and portfolios of securities to be held to maturity;

                  (xi) amend its Articles of Incorporation, Bylaws, or other formation agreements, or convert its charter or form of entity;

                  (xii) implement or adopt any material changes in its operations, policies, or procedures, including loan loss reserve policies, unless the changes are requested by Intermountain or are necessary or advisable, on the advice of legal counsel, to comply with applicable laws, regulations, or regulatory policies;

                  (xiii) implement or adopt any change in its accounting principles, practices or methods, other than as may be required (1) by GAAP, (2) for tax purposes, or (3) to take advantage of any beneficial tax or accounting methods;

                  (xiv) other than in accordance with binding commitments existing on the Execution Date and that have been disclosed to Intermountain, make any capital expenditures in excess of $10,000 per project or related series of projects or $25,000 in the aggregate, except for Snake River Transaction Fee expenses, which expenses may not exceed $150,000;

                  (xv) enter into any other transaction or make any expenditure other than in the ordinary and usual course of its business except for expenses reasonably related to completion of the Transaction; or

                  (xvi) take any action which would materially and adversely affect or delay their ability or the ability of Intermountain and Panhandle to obtain any necessary approvals, consents or waivers of any governmental authority required for the Transaction or to perform their respective covenants and agreements under this Agreement.

         4.1.3 CONTINUING REPRESENTATION AND WARRANTY. They will not do or cause to be done anything that would cause any representation or warranty in Section 3.1 of this Agreement to be untrue or inaccurate if made at Closing, except as otherwise contemplated or required by this Agreement or consented to in writing by Intermountain or Panhandle.

         4.1.4 MAINTENANCE OF PROPERTIES. Each will maintain its respective properties and equipment (and related insurance or its equivalent) in accordance with good business practice.

         4.1.5 PRESERVATION OF BUSINESS ORGANIZATION. Each will use its reasonable efforts to:

                  (i)      Preserve its respective business organization.

                  (ii) Retain the services of management and employees consistent with such program for consolidation of redundant employment positions resulting from the Transaction as will be developed in cooperation with Intermountain.

                  (iii) Preserve the goodwill of suppliers, customers and others with whom Snake River and Magic Valley have business relations.

         4.1.6 SENIOR MANAGEMENT. Without prior consultation with Intermountain or Panhandle, neither Snake River nor Magic Valley will make any change with respect to present management personnel having the rank of vice-president or higher.

         4.1.7 COMPENSATION. Snake River and Magic Valley will not permit any increase in the current or deferred compensation payable or to become payable by Snake River or Magic Valley to any of its directors, officers, employees, agents or consultants other than normal increments in compensation in accordance with Snake River's and Magic Valley's established policies with respect to the timing and amounts of such increments. Without the prior written approval of Intermountain and Panhandle, Snake River and Magic Valley will not commit to, execute or deliver any employment agreement with any party not terminable without expense with two weeks notice.

         4.1.8 AUDITED FINANCIAL STATEMENTS. If required by the SEC or otherwise reasonably requested by Intermountain, Snake River will cause to be conducted an audit of its consolidated financial statements that satisfies all applicable rules and regulations promulgated by the SEC in order for such audited financial statements to be included in the Form S-4 Registration Statement contemplated by Section 4.2 of this Agreement. All fees and costs associated with such audit will be paid by Intermountain.

         4.1.9 UPDATE OF FINANCIAL STATEMENTS. Snake River will deliver unaudited balance sheets and related statements of income and stockholders' equity for each month ending after the Execution Date and before Closing or the Termination Date, as the case may be, within 15 days after each such month-end. Snake River will deliver Subsequent Snake River Financial Statements to Intermountain by the earlier of: (1) five days after Snake River has prepared and issued them or (2) 60 days after year-end for year-end statements, and 45 days after the end of the quarter for quarterly statements. The Subsequent Snake River Financial Statements:

                  (i) will be prepared from the books and records of Snake River and its subsidiaries;

                  (ii) will present fairly the financial position and operating results of Snake River and its subsidiaries at the times indicated and for the periods covered;

                  (iii) will be prepared in accordance with GAAP (except for the absence of notes) and with the regulations promulgated by applicable regulatory authorities, to the extent then applicable; and

                  (iv) will reflect all liabilities, contingent or otherwise, of Snake River and its Subsidiaries on the respective dates and for the respective periods covered, except for liabilities: (1) not required to be so reflected in accordance with GAAP or (2) not significant in amount. All contingent liabilities not recorded on the Subsequent Snake River Financial Statements will be disclosed in writing to Intermountain.

         4.1.10 UPDATE SCHEDULES. From the date of this Agreement until Closing, Snake River will promptly revise and supplement the Schedules to this Agreement prepared by or on behalf of Snake River or its Subsidiaries to ensure that such Schedules remain accurate and complete. Notwithstanding anything to the contrary contained herein, supplementation of such Schedules following the execution of this Agreement will not be deemed a modification of Snake River's or Magic Valley's representations or warranties contained in this Agreement.

         4.1.11 ACQUISITION PROPOSAL. Snake River agrees that neither it nor any of its Subsidiaries will, and Snake River will direct and use its best efforts to cause its directors, officers, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, initiate, solicit, encourage or take any other action to facilitate any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to shareholders of Snake River) with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or equity securities of, Snake River or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or, except to the extent legally required for the discharge by the board of directors of its fiduciary duties as advised in writing by such board's counsel, engage in any negotiations concerning, or provide any confidential information or data to any Person relating to, an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. Snake River and its Subsidiaries will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Snake River will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this
                  Section 4.1.11. Snake River will notify Intermountain immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations are sought to be initiated or continued with Snake River or its Subsidiaries.

         4.1.12 STATUS OF TITLE/LEASEHOLD INTERESTS. No later than 15 days after the Execution Date, Snake River will provide Intermountain with title reports for the Gooding and Magic Valley Mall Properties issued by Twin Falls Title, and for the Main Office Property issued by Title Fact, Inc., or such other title insurance companies reasonably satisfactory to the parties. These title reports must show the current status of title to each such Property. Within 15 days after the date on which Snake River delivers all of the title reports to Intermountain for its review, Intermountain will inform Snake River in writing whether, and in what manner, it objects to any of the exceptions to title shown on any of the title reports. Intermountain may not object to any item on the title reports that was also shown on the title policies delivered pursuant to Section 3.1.6(iv) unless set forth in Schedule 13. Snake River will, within 10 days of the date on which it receives the written notice of objection from Intermountain, inform Intermountain if there are any objections that it is unable to remove at or prior to Closing. Snake River will not, however, be obligated to remove exceptions that are non-monetary exceptions that do not interfere with the use of the properties as bank branch locations. At Closing, Snake River will provide Intermountain with title policies issued with respect to each of the Gooding and Magic Valley Mall Properties, in an amount commensurate with the value of each such Property as agreed upon by Intermountain and Snake River, dated as of the Effective Date, insuring fee title in Intermountain or Panhandle, as so designated by Intermountain, and that each such Property is unencumbered by any Liens, other than Liens for taxes not yet delinquent and other exceptions to title as set forth in the title reports as approved by Intermountain.

         4.1.13 MAGIC VALLEY MALL PROPERTY. Magic Valley will use its best efforts to comply with the provisions of Section 8 of the Covenants, Conditions and Restrictions Agreement and

                  Right of First Refusal, Lot M, Magic Valley Mall, dated Mary 21, 2004 (the "CCR Agreement") so that the purchase option set forth in Section 9 of the CCR Agreement is not triggered.

         4.1.14 DIRECTORS' AND OFFICERS' LIABILITY. Immediately prior to the Effective Date, Snake River will notify its directors' and officers' liability insurers of the Transaction and of all pending or, to the knowledge of its Executive Officers, threatened claims, actions, suits, proceedings or investigations asserted or claimed against any Person entitled to indemnification pursuant to Section 6.6 of this Agreement and known to Snake River, or circumstances reasonably deemed by Intermountain to be likely to give rise thereto, in accordance with terms and conditions of the applicable policies.

         4.1.15 REVIEW OF LOANS. Snake River and Magic Valley will permit Intermountain to conduct an examination of Magic Valley's loans to determine credit quality and the adequacy of Magic Valley's allowance for loan losses. Intermountain will have continued access to Magic Valley's loans through Closing to update the examination. At Intermountain's reasonable request, Magic Valley will provide Intermountain with current reports updating the information set forth in Schedule 9.

         4.1.16 CONDUCT OF INTERMOUNTAIN'S BUSINESS BEFORE CLOSING. Intermountain will:

                  (i) without prior written notice to Snake River and except as required by the Director, the FDIC or the Federal Reserve (so long as Snake River receives prior written notice of such required action), conduct its business only in the ordinary and usual course

                  (ii) provide Snake River with prompt written notice of any events, individually or in the aggregate, that could have a Material Adverse Effect with respect to Intermountain;

                  (iii) conduct, and cause its Subsidiaries to conduct, their respective businesses in compliance with all material obligations and duties imposed on them by applicable federal and state laws; and

                  (iv) maintain all books and records of it and its Subsidiaries, including all financial statements, in accordance with such accounting principles and practices consistent with those used for the Intermountain Financial Statements, except for changes in such principles and practices required under GAAP.

4.2      REGISTRATION STATEMENT.

         4.2.1    PREPARATION OF REGISTRATION STATEMENT.

                  (i) A Registration Statement on Form S-4 (together with any amendments or supplements, the "Registration Statement") will be filed by Intermountain with the SEC under the Securities Act for registration of the Intermountain Shares to be issued in the Holding Company Merger, and the parties will prepare a related prospectus/proxy statement ("Prospectus/Proxy Statement") to be mailed together with any amendments and supplements to Snake River's stockholders.

                  (ii) The parties will cooperate with each other in preparing the Registration Statement and Prospectus/Proxy Statement, and will use their best efforts to: (1) file the Registration Statement with the SEC within 45 days following the date on which this Agreement is executed, and (2) obtain the clearance of the SEC, any appropriate state securities regulators and any other required regulatory approvals, to issue the Prospectus/Proxy Statement.

                  (iii) Nothing will be included in the Registration Statement or the Prospectus/Proxy Statement or any proxy solicitation materials with respect to any party to this Agreement unless approved by that party, which approval will not be unreasonably withheld. When the Registration Statement becomes effective, and at all times subsequent to such effectiveness (up to and including the date of the Snake River Meeting), all information set forth in the Registration Statement that is or to be furnished by or on behalf of Intermountain relating to Intermountain and by or on behalf of Snake River relating to Snake River, (1) will comply in all material respects with the provisions of the Securities Act and any other applicable statutory or regulatory requirements, and (2) will not contain any untrue statement of a material fact or omit to state a material fact that is required to be stated or necessary to make the statements in the Registration Statement not misleading; provided, however, that in no event will any party be liable for any untrue statement of a material fact or omission to state a material fact in the Registration Statement where such statement or omission, as the case may be, was made in reliance upon, and in conformity with, written information concerning another party furnished by or on behalf of such other party specifically for use in the Registration Statement.

                  (iv) Intermountain will pay all fees and costs associated with the preparation by Intermountain's counsel (and other professional advisors) and the filing of the Registration Statement. Snake River will pay all costs associated with the review and preparation by Snake River's counsel of the Registration Statement and the Prospectus/Proxy. Snake River will pay the costs associated with the printing and mailing of the Prospectus/Proxy Statement to its stockholders and any other direct costs incurred by it in connection with the Prospectus/Proxy Statement.

         4.2.2    SUBMISSION TO SHAREHOLDERS.

                  (i) Intermountain and Snake River will submit the Prospectus/Proxy Statement to, and will use their best efforts in good faith to obtain the prompt approval of the Prospectus/Proxy Statement by, all applicable regulatory authorities. The parties will provide each other with copies of such submissions for review.

                  (ii) Snake River will promptly take the actions necessary in accordance with applicable law and its Articles of Incorporation and Bylaws to convene a stockholders' meeting to consider the approval of this Agreement and to authorize the transactions contemplated by this Agreement (such meeting and any adjournment or postponement thereof, the "Snake River Meeting"). The Snake River Meeting will be held on the earliest practical date after the date the Prospectus/Proxy Statement may first be sent to Snake River's stockholders without objection by applicable governmental authorities. Except as otherwise required to comply with the fiduciary responsibilities of its board of directors,

                           Snake River's board of directors and officers will recommend approval of the Holding Company Merger to Snake River's stockholders.

4.3      AFFILIATE LETTERS.

         4.3.1 AFFILIATE LIST. Certain persons may be deemed "affiliates" of Snake River under Rule 145 of the Securities Act. Within thirty days after the Execution Date, Snake River will deliver to Intermountain, after consultation with legal counsel, a list of names and addresses of Snake River's "affiliates" with respect to the Mergers within the meaning of Rule 145. By the Effective Date, Snake River will deliver, or cause to be delivered, to Intermountain a letter from each of these "affiliates," and any additional person who becomes an "affiliate" before the Effective Date and after the date of the list, dated as of the date of its delivery and in the form attached as Exhibit A.

         4.3.2 RESTRICTIVE LEGENDS. Intermountain will place a restrictive legend on all certificates representing Intermountain Shares to be received by an "affiliate," so as to preclude their transfer or disposition in violation of the affiliate letters. Intermountain will also instruct its transfer agent not to permit the transfer of those shares, and to take any other steps reasonably necessary to ensure compliance with Rule 145.

4.4 SUBMISSION TO REGULATORY AUTHORITIES. Representatives of Intermountain and Panhandle will prepare and file with applicable regulatory agencies, applications for approvals, waivers or other actions deemed necessary or desirable, in the opinion of their counsel, in order to consummate the Transaction. Intermountain will provide copies of such applications for review by Snake River prior to their submission to the applicable regulatory authorities. These applications are expected to include:

                  (i) An application (or request for waiver) to the Federal Reserve and related filings regarding the Holding Company Merger.

                  (ii) An application to the FDIC and Director and related filings regarding the Bank Merger.

                  (iii) Filings and coordination with the office of the Idaho Secretary of State with respect to the Holding Company Merger.

4.5 PUBLIC ANNOUNCEMENTS. Subject to written advice of legal counsel with respect to legal requirements relating to public disclosure of matters related to the subject matter of this Agreement, the timing and content of any announcements, press releases or other public statements concerning the Transaction will occur upon, and be determined by, the mutual consent of Snake River and Intermountain.

4.6 CONSENTS. Each party to this Agreement will use its best efforts to obtain the timely consent or approval of any Person whose consent or approval is required in order to permit Intermountain, Panhandle, Snake River and Magic Valley to consummate the Transaction.

4.7 FURTHER ACTIONS. The parties to this Agreement will use their best efforts in good faith to make all such arrangements, do or cause to be done all such acts and things, and execute and deliver all such certificates and other instruments and documents as may be reasonably necessary or appropriate in order to consummate the Transaction promptly.

4.8 NOTICE. The parties will provide each other with prompt written notice of:

                  (i) Any events that, individually or in the aggregate, can reasonably be expected to have a Material Adverse Effect with respect to them.

                  (ii) The commencement of any proceeding against any one or more of them by or before any court or governmental agency that, individually or in the aggregate, can reasonably be expected to have a Material Adverse Effect with respect to any one or more of them.

                  (iii) In the case of Snake River and Magic Valley only, acquisition of an ownership or leasehold interest in any real property (except as disclosed in Schedule
                           5), as specified in Section 4.1.2 of this Agreement.

4.9 CONFIDENTIALITY. Subject to the requirements of law, each party will keep confidential, and will exercise its best efforts to cause its representatives to keep confidential, all information and documents obtained pursuant to this Agreement unless such information (i) is required by law to be disclosed, (ii) becomes available to such party from other sources not bound by a confidentiality obligation, (iii) is disclosed with prior written approval of the party to which such information pertains or is disclosed in a legal action between the parties relating to the Transaction, or (iv) is or becomes public without fault of the subject party. If this Agreement is terminated or the Transaction otherwise fails to be consummated, each party to this Agreement will promptly (i) return to the other all confidential documents obtained from them; and (ii) not use or disclose any nonpublic information obtained under this Agreement or in connection with the Transaction.

4.10 UPDATE OF INTERMOUNTAIN FINANCIAL STATEMENTS. Intermountain will deliver unaudited balance sheets and related statements of income and stockholders' equity for each month ending after the Execution Date and before Closing or the Termination Date, as the case may be, within 15 days after each such month-end. Intermountain will deliver Subsequent Intermountain Financial Statements to Snake River by the earlier of:
         (1) 5 days after Intermountain prepares and issues them or (2) the date that such financial statements are filed with the SEC pursuant to Intermountain's reporting obligations under the Exchange Act. The Subsequent Intermountain Financial Statements will:

         (a) be prepared from the books and records of Intermountain and its Subsidiaries;

         (b) present fairly the financial position and operating results of Intermountain and its Subsidiaries at the times indicated and for the periods covered;

         (c) be prepared in accordance with GAAP (except for the absence of notes) and with the regulations promulgated by applicable regulatory authorities, to the extent then applicable, subject to normal year-end adjustments; and

         (d) reflect all liabilities, contingent or otherwise, of Intermountain on the respective dates and for the respective periods covered, except for liabilities not required to be so reflected in accordance with GAAP or not significant in amount.

4.11     AVAILABILITY OF INTERMOUNTAIN'S BOOKS, RECORDS AND PROPERTIES.

         (a) Intermountain will make its books, records, properties, contracts and documents available during business hours with reasonable advance notice to Snake River and its counsel, accountants and other representatives. These items will be open for inspection, audit and direct verification of loan or deposit balances and collateral receipts. Intermountain will cooperate fully in any such inspection, audit, or direct verification procedures, and will make available all information reasonably required by or on behalf of Intermountain.

         (b) At Snake River's request, Intermountain will request any third parties involved in the preparation or review of (1) Intermountain Financial Statements or (2) any audits of Intermountain's operations, loan portfolios or other assets, to disclose to Snake River the work papers or any similar materials related to these items.

4.12 BLUE SKY FILINGS. Intermountain will use its best efforts to obtain, prior to the effective date of the Registration Statement, any necessary state securities laws or "blue sky" permits and approvals.

4.13 TAX TREATMENT. Neither Intermountain and its Subsidiaries nor Snake River and its Subsidiaries will take or cause to be taken any action that would or could reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

4.14 BEST EFFORTS. Subject to the terms and conditions of this Agreement and, in the case of Snake River and Magic Valley, to the exercise by its Board of Directors of its fiduciary duties, each party will use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Mergers by November 30, 2004, and to otherwise enable consummation of the transactions contemplated by this Agreement.

                                   SECTION 5.
                            APPROVALS AND CONDITIONS

5.1 REQUIRED APPROVALS. The obligations of the parties to this Agreement are subject to the approval of this Agreement, the Bank Merger Agreement and the Transaction by all appropriate regulatory agencies having jurisdiction with respect to the Transaction; provided, however, that no such consent or approval will have imposed any condition or requirement not normally imposed in such transactions that, in the opinion of Intermountain, would deprive Intermountain of the material economic or business benefits of the Transaction.

5.2 CONDITIONS TO OBLIGATIONS OF INTERMOUNTAIN AND PANHANDLE. All obligations of Intermountain and Panhandle pursuant to this Agreement are subject to satisfaction of the following conditions at or before
         Closing:

         5.2.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Snake River and Magic Valley contained in this Agreement or in any certificate or other instrument delivered in connection with this Agreement will be true and correct at Closing, with the same force and effect as though such representations and warranties had been made on and as of Closing, except to the extent that such representations and warranties are by their express provisions made as of a specified date, in which case such representations and warranties will be true and correct as of such date. Snake River and Magic Valley will have delivered to Intermountain and Panhandle their respective certificates to that effect, executed by a duly authorized officer of Snake River and dated as of Closing.

         5.2.2 COMPLIANCE. Snake River and Magic Valley each will have performed and complied in all material respects with all terms, covenants and conditions of this Agreement on or before Closing. Snake River and Magic Valley will have delivered to Intermountain and Panhandle their respective certificates to that effect, executed by a duly authorized officer of Snake River and dated as of Closing.

         5.2.3 TRANSACTION FEES. Snake River Transaction Fees have not exceeded $150,000. "Snake River Transaction Fees" means all costs and expenses incurred by Snake River or owed or paid by Snake River to its investment advisors, legal counsel, accountants and printers in connection with the preparation, negotiation and execution of this Agreement and related documents and the consummation of the Transaction, excluding, however, fees or costs paid or payable to Snake River's and Magic Valley's accountants with regard to this Transaction, including any fees and costs incurred pursuant to Sections
                  4.1.8 and 4.1.9 of this Agreement.

         5.2.4 TRANSACTION FEES STATEMENTS. Snake River has delivered to Intermountain a statement, in a form reasonably satisfactory to Intermountain, from each third party to whom Snake River has paid or owes Snake River Transaction Fees. Each statement must set forth the total costs and expenses paid or owing to the third party in connection with the Transaction's consummation. Snake River has delivered to Intermountain its certificate, executed by a duly authorized officer of Snake River and dated as of Closing, stating the total Snake River Transaction Fees and certifying that Snake River is in compliance with Section 5.2.3 and this Section 5.2.4.

         5.2.5 NO MATERIAL ADVERSE EFFECT. Since December 31, 2003, there will have been no material damage, destruction or loss (whether or not covered by insurance) and no other event, individually or in the aggregate, constituting a Material Adverse Effect with respect to Snake River or Magic Valley.

         5.2.6 FINANCIAL CONDITION. The following will be true and the certificates of Snake River and Magic Valley referred to in
                  Section 5.2.2 will so state:

                  (i) Snake River's Tangible Equity Capital at Closing will be at least $7.4 million.

                  (ii) Magic Valley's deposits at Closing, excluding brokered and internet deposits and jumbo certificates of deposit, will be at least $56 million.

                  (iii) Magic Valley's allowance for possible loan and lease losses will not be less than 1.35% of Magic Valley's total outstanding loans, and will be adequate to absorb Magic Valley's anticipated loan losses.

                  (iv) The reserves set aside for any contingent liabilities of Snake River and Magic Valley will be adequate to absorb all reasonably anticipated losses.

         5.2.7 NO GOVERNMENTAL PROCEEDINGS. No action or proceeding will have been commenced or threatened by any governmental agency to restrain or prohibit or invalidate the Transaction.

         5.2.8 EXECUTION OF ADDITIONAL AGREEMENT. The Bank Merger Agreement will have been executed and delivered to Panhandle.

         5.2.9    REAL PROPERTY MATTERS.

                  (i) Intermountain has received all title insurance policies required under Section 4.1.12 (or irrevocable commitments by the title insurance company to issue such policies).

                  (ii) Snake River or Magic Valley, as the case may be, has executed, and Intermountain has received, such deeds or other documents as are necessary to transfer title from Snake River or Magic Valley, as the case may be, to Intermountain or Panhandle, as the case may be (or to indicate, as a matter of record, that the beneficial ownership of the Property has changed) to all Property owned by Snake River or Magic Valley.

         5.2.10 CORPORATE AND SHAREHOLDER ACTION. Each of the following will have approved the Transaction:

                  (i)      The Boards of Directors of Snake River and Magic
                           Valley;

                  (ii)     Snake River, as shareholder of Magic Valley; and

                  (iii)    The shareholders of Snake River.

         5.2.11 RESIGNATION OF DIRECTORS. The directors of Snake River and Magic Valley will have tendered their written resignations from the Board of Directors of each respective company to be effective upon consummation of the Transaction.

         5.2.12 TAX OPINION. Intermountain has, at Intermountain's expense, obtained from Graham & Dunn PC and delivered to Snake River, an opinion addressed to Snake River and Intermountain (in form and substance reasonably satisfactory to Snake River and its counsel, and subject to reasonable limitations, conditions and assumptions) substantially to the effect that:

                  (i) The Merger will qualify as a reorganization within the meaning of IRC Section 368(a)(1)(A).

                  (ii) Holders of Snake River Common Stock who receive solely cash in exchange for their shares of Snake River Common Stock, and who own those shares as capital assets and who do not actually or constructively own shares of Intermountain after the Merger, will recognize capital gain or loss. The amount of such gain or loss will be equal to the difference between the amount of cash received and the stockholder's aggregate tax basis for such shares of Snake River Common Stock. The gain or loss will be long-term capital gain or loss if such shares of Snake River Common Stock were held for more than one year.

                  (iii) A holder of Snake River Common Stock who receives both Intermountain Shares and cash consideration in exchange for his or her shares of Snake River Common Stock will recognize gain, but not loss, to the extent of the lesser of the gain realized by such shareholder in the exchange or the amount of cash received by such shareholder in the exchange. Any gain recognized by a shareholder who owns his or her shares of Snake River Common Stock as capital assets will be treated as capital gain, if the exchange is, with respect to such shareholder, either "substantially disproportionate" or "not essentially equivalent to a dividend," each within the meaning of IRC Section 302(b).

                           The exchange will be "substantially disproportionate" with respect to a shareholder if the percentage of shares of outstanding Intermountain Common Stock (actually and constructively) owned by the shareholder immediately after the Transaction is less than 80% of the percentage of the outstanding shares of Intermountain Common Stock (actually and constructively) owned by the shareholder immediately before the Transaction. For purposes of determining the percentage of the outstanding shares of Intermountain Common Stock (actually and constructively) owned by the shareholder immediately before the Transaction, the shareholder is treated as if (1) all such shareholder's shares of Snake River Common Stock were first exchanged in the Transaction for shares of Intermountain Common Stock, and (2) a portion of those shares of Intermountain Common Stock were then redeemed for the cash actually received in the Transaction.

                           The exchange will be "not essentially equivalent to a dividend" with respect to a shareholder if the reduction in such shareholder's stock ownership is a "meaningful reduction," given his or her particular facts and circumstances. The Internal Revenue Service has ruled that a reduction in the stock ownership of a minority shareholder who owns a small number of shares in a publicly and widely held corporation, and who exercises no control over the affairs of the corporation, will meet this test.

         5.2.13 OPINION OF COUNSEL. Snake River has obtained from Jones & Keller, P.C. and delivered to Intermountain an opinion of counsel, containing the opinions set forth in Exhibit B to this Agreement.

         5.2.14 AFFILIATE LETTERS. Intermountain has received the affiliate list and letters specified in Section 4.3.1.

         5.2.15 REGISTRATION STATEMENT. The Registration Statement, as it may have been amended, required in connection with the Intermountain Shares, and as described in Section 4.2, has become effective, and no stop-order suspending the effectiveness of such Registration Statement has been issued or remains in effect, and no proceedings for that purpose have been initiated or threatened by the SEC the basis for which still exists.

         5.2.16 CASH PAID. The aggregate amount of the cash to be paid for Proposed Dissenting Shares will not exceed five percent (5%) of the cash value of the Merger Consideration, as it may be adjusted under this Agreement. For purposes of this Section 5.2.16, the assumed cash value per Proposed Dissenting Share will be $31.00.

         5.2.17 NO CHANGE IN LOAN REVIEW. Snake River and Magic Valley have provided to Intermountain the reports reasonably requested by Intermountain under Section 4.1.15, and neither these reports nor any examinations conducted by Intermountain under Section
                  4.1.15 reveal a change in either: (i) the information set forth in Schedule 9 or

                  (ii) information revealed during Intermountain's previous examinations of the Magic Valley's loans, which change constitutes a Material Adverse Effect.

         5.2.18 CONSENTS. Snake River has obtained the consents as indicated in Schedule 2.

         5.2.19 FAIRNESS OPINION. Snake River will have received from Hovde an updated fairness opinion, dated on or about the date on which the Prospectus/Proxy Statement is distributed to Snake River's shareholders, to the effect that the Merger Consideration to be received by Snake River shareholders pursuant to Section
                  1.3 of this Agreement is fair to such shareholders from a financial point of view.

         5.2.20 MAGIC VALLEY MAIN OFFICE. Intermountain or Panhandle will have assumed Magic Valley's current lease on the property on the same terms as in effect on the Execution Date, with the addition of the option to purchase contemplated by Recital I.

5.3 CONDITIONS TO OBLIGATIONS OF SNAKE RIVER AND MAGIC VALLEY. All obligations of Snake River and Magic Valley pursuant to this Agreement are subject to satisfaction of the following conditions at or before
         Closing:

         5.3.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Intermountain and Panhandle contained in this Agreement or in any certificate or other instrument delivered in connection with this Agreement will be true and correct at Closing, with the same force and effect as though such representations and warranties had been made on and as of Closing, except to the extent that such representations and warranties are by their express provisions made as of a specified date, in which case such representations and warranties will be true and correct as of such date. Intermountain and Panhandle will have delivered to Snake River and Magic Valley their respective certificates to that effect, executed by a duly authorized officer of Intermountain and dated as of Closing.

         5.3.2 COMPLIANCE. Intermountain and Panhandle each will have performed and complied with all terms, covenants and conditions of this Agreement on or before Closing. Intermountain and Panhandle will have delivered to Snake River and Magic Valley their respective certificates to that effect, executed by a duly authorized officer of Intermountain and dated as of Closing.

         5.3.3 NO GOVERNMENTAL PROCEEDINGS. No action or proceeding will have been commenced or threatened by any governmental agency to restrain or prohibit or invalidate the Transaction.

         5.3.4 NO MATERIAL ADVERSE EFFECT. Since December 31, 2003, there will have been no material damage, destruction or loss (whether or not covered by insurance) and no other event, individually or in the aggregate, constituting a Material Adverse Effect with respect to Intermountain or Panhandle.

         5.3.5    FAIRNESS OPINION. The fairness opinion specified in Section
                  5.2.19 will have been delivered.

         5.3.6 TAX OPINION. The tax opinion specified in Section 5.2.12 has been delivered to Snake River.

         5.3.7 OPINION OF COUNSEL. Intermountain has obtained from Graham & Dunn PC and Intermountain's Idaho corporate counsel and delivered to Snake River opinions of counsel containing the opinions set forth in Exhibit C and Exhibit D, respectively, to this Agreement.

         5.3.8 CORPORATE AND SHAREHOLDER ACTION. Each of the following will have approved the Transaction:

                  (i)      The Boards of Directors of Intermountain and
                           Panhandle.

                  (ii)     Intermountain, as shareholder of Panhandle.

         5.3.9 REGISTRATION STATEMENT. The Registration Statement will have become effective as specified in Section 5.2.15.

         5.3.10 BLUE SKY FILINGS. Intermountain has received the state securities laws or "blue sky" permits and approvals specified in Section 4.12.

         5.3.11 EXECUTION OF ADDITIONAL AGREEMENT. Panhandle will have executed and delivered the Bank Merger Agreement.

         5.3.12 PAYMENTS TO THE EXCHANGE AGENT. Intermountain will have deposited the Merger Consideration with the Exchange Agent.

                                   SECTION 6.
                        DIRECTORS, OFFICERS AND EMPLOYEES

6.1 DIRECTORS. As a condition to the execution of this Agreement, certain members of the boards of directors of Snake River have entered into the written agreements described in Recital F on or before the Execution Date. Such agreements will take effect at the Effective Date.

6.2 OFFICER'S EMPLOYMENT CONTRACT. At the Effective Date, the Employment Agreements described in Recital E will take effect.

6.3 INTERMOUNTAIN BOARD OF DIRECTORS. From and after the Effective Date, the board of directors of Intermountain will include the members of the board of directors of Intermountain as constituted immediately prior to the Effective Date, together with Jim Patrick and Ron Jones, each of whom will hold office until his successor is elected and qualified. Intermountain will place Mr. Patrick in Class 1 (term expiring at Intermountain's 2005 annual meeting) and Mr. Jones in Class 2 (term expiring at Intermountain's 2006 annual meeting).

6.4 ADVISORY BOARD. Intermountain will, effective as of the Effective Date, cause Curt Hecker, Phillip Bratton, and each individual who is currently serving as an outside director of Magic Valley, if such persons are willing to so serve, to be elected or appointed as members of an advisory board ("Advisory Board") established by Intermountain, the function of which will be to advise Intermountain and Panhandle with respect to deposit and lending activities in Magic Valley's market area and to maintain and develop customer relationships. The members of the Advisory Board initially will be elected or appointed for a term of two years; provided, however, that any Advisory Board member may be removed by Intermountain if Intermountain makes a good faith determination that such member has a conflict of interest. The Advisory Board will meet at least twice per year. Each member of the Advisory Board will receive a fee of $300 for each meeting of the Advisory Board that he or she attends. Director and officer liability insurance coverage for each Advisory Board member will be underwritten through the present insurance carrier for Intermountain and Panhandle.

6.5      EMPLOYEE BENEFIT ISSUES.

         6.5.1 COMPARABILITY OF BENEFITS. Intermountain and Panhandle intend that their current personnel policies will apply to any current employees of Snake River and Magic Valley who are retained in the service of Intermountain and Panhandle after Closing. Such retained employees will be eligible to participate in all of the benefit plans of Intermountain and Panhandle that are generally available to similarly situated employees of Intermountain and Panhandle in accordance with and subject to the terms of such plans.

         6.5.2 TREATMENT OF PAST SERVICE. For purposes of such participation, current employees' prior service with Snake River and/or Magic Valley will constitute prior service with Intermountain and/or Panhandle for purposes of determining eligibility and vesting (including but not limited to vacation time).

         6.5.3 SEVERANCE PAYMENTS. If individuals who are Magic Valley employees as of the Execution Date are terminated within six months of the Effective Date as a result of a consolidation of staff functions, such employees will be entitled to receive a severance payment in a lump sum amount equal to three times such individuals' then current monthly salary.

         6.5.4 EMPLOYEE BONUSES. For 2004, individuals who are Magic Valley employees as of the Execution Date will be eligible to receive a bonus pursuant to Magic Valley's bonus plan in effect as of the Execution Date. Commencing in 2005, such employees will be eligible to participate in certain of Panhandle's incentive and bonus plans administered by Panhandle's human resource committee. Nothing in this Section 6.5.4 shall be construed as guaranteeing specific bonus payments for individual employees.

         6.5.5 DIRECTOR BOLI AGREEMENTS. Intermountain and Panhandle agree to assume and discharge the obligation of Magic Valley under those certain Life Insurance Endorsement Method Split Dollar Agreements between Magic Valley and Sharon Parks, Ted Beyrodt, and each individual who is a director of Magic Valley as of the Execution Date.

         6.5.6 NO CONTRACT CREATED. Except as provided in Section 6.2 of this Agreement, nothing in this Agreement will give any employee a right to continuing employment.

6.6 INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS. For a period of six (6) years from and after the Effective Date, Intermountain will indemnify and defend each present and former director and officer of Snake River and Magic Valley from and against any and all claims, losses, liabilities, judgments, fines, damages, costs, and expenses (including reasonable attorneys' fees) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, or investigative, arising out of actions or omissions accruing at or prior to the Effective Date, including, without limitation, the Transaction contemplated by this Agreement, to the fullest extent that Snake River and/or Magic Valley are permitted to indemnify (and advance expenses to) its directors and officers under applicable law and under their respective articles of incorporation or bylaws in effect at the date of this Agreement. Any determination required to be made with respect to whether an officer's or director's conduct complies with the standard set forth under Snake River's or Magic Valley's Articles of Incorporation or bylaws will be made by independent counsel (which will not be counsel that provides any services to Intermountain or any of its Subsidiaries) selected by Intermountain and reasonably acceptable to such officer or director. For a period of six (6) years after the Effective Date, Intermountain will use reasonable efforts to cause to be maintained in effect (with reputable and financially sound insurers) director and officer liability insurance substantially similar to that maintained by Intermountain with respect to claims arising from facts or events which occurred before the Effective Date.

                                   SECTION 7.
             TERMINATION OF AGREEMENT AND ABANDONMENT OF TRANSACTION

7.1 TERMINATION BY REASON OF LAPSE OF TIME. If Closing does not occur on or before January 31, 2005 (the "Termination Date"), either Intermountain or Snake River may terminate this Agreement and the Transaction if both of the following conditions are satisfied:

         (a) the terminating party's board of directors decides to terminate by a majority vote of its members; and

         (b) the terminating party delivers to the other party written notice that its board of directors has voted in favor of termination.

7.2 TERMINATION DUE TO INTERMOUNTAIN AVERAGE CLOSING PRICE. By specific action of its board of directors, Snake River may terminate this Agreement and the Transaction by written notice to Intermountain on the business day immediately following the Determination Date, in the event that the Intermountain Average Closing Price is less than $20.

         The foregoing event is referred to as the "Adjustment Trigger." If Intermountain declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Execution Date and the Determination Date, the price for the Intermountain Common Stock will be appropriately adjusted for the purpose of applying this Section 7.2. If Snake River elects to exercise its termination right as a result of the Adjustment Trigger, the provisions of Section 7.3 will apply.

7.3 INTERMOUNTAIN'S RIGHT TO ADJUST CONSIDERATION. If Snake River provides written notice to Intermountain in accordance with Section 7.2, then within one business day of Intermountain's receipt of such notice, Intermountain may elect by written notice to Snake River to, in its sole discretion (provided, however, that Intermountain will use its best efforts to not adjust the Merger Consideration in a manner that would change the tax treatment of the Merger Consideration for Snake River shareholders who own their shares of Snake River Common Stock as capital assets), adjust the Per Share Consideration through

         (a)      the payment of additional cash;

         (b)      the issuance of additional Intermountain Shares; or

         (c)      any combination of (a) or (b)

         in an amount such that the value of the Per Share Consideration received will equal the Per Share Consideration a holder of Snake River Common Stock would have received had the Intermountain Average Closing Price been $20, so that the sum of the value of the Per Share

         Stock Consideration (valued at the Intermountain Average Closing Price) and the Per Share Cash Consideration is equal to $26.82.

         If Intermountain makes such election to increase the Merger Consideration, no termination will occur pursuant to Section 7.2 and this Agreement will remain in effect according to its terms (except as the Merger Consideration has been supplemented).

7.4 OTHER GROUNDS FOR TERMINATION. This Agreement and the Transaction may be terminated at any time before Closing (whether before or after applicable approval of this Agreement by Snake River's stockholders, unless otherwise provided) as follows:

         7.4.1 MUTUAL CONSENT. By mutual consent of Snake River and Intermountain, if the boards of directors of each party agrees to terminate by a majority vote of its members.

         7.4.2 NO REGULATORY APPROVALS. By either party, if the regulatory approvals required by Section 5.1 are denied (or if any such required approval is conditioned on a substantial deviation from the Transaction); provided, however, that either party will have fifteen (15) business days following receipt of such denial to appeal the decision, and if such appeal is timely made, either party will have sixty (60) days to prosecute diligently and overturn such denial, and such other party may not terminate this Agreement pursuant to this Section 7.4.2 during such period of time.

         7.4.3 BREACH OF REPRESENTATION. By either party (provided that the terminating party is not then in material breach of any of its representations, warranties, covenants or other agreements in this Agreement) if there has been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within thirty days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the end of such thirty day period; provided, however, that neither party will have the right to terminate this Agreement pursuant to this Section 7.4.3 unless the breach of such representation or warranty, together with any other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under Section 5.2.1 (in the case of a breach of a representation or warranty by Snake River) or Section 5.3.1 (in the case of a breach of a representation or warranty by Intermountain). In the event of termination pursuant to this
                  Section 7.4.3, the terminating party will be entitled to receive from the other party the Termination Fee.

         7.4.4 BREACH OF COVENANT. By either party, (provided that the terminating party is not then in material breach of any of its representations, warranties, covenants or other agreements in this Agreement) if there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach is not cured within thirty days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the end of such thirty day period. In the event of termination pursuant to this Section 7.4.4, the terminating party will be entitled to receive from the other party the Termination Fee; provided, however, that Intermountain will not be entitled to collect the Termination Fee in the event of a breach of Section 4.1.12 of this Agreement caused by Snake River's inability (after good faith effort) to remove exceptions to title as provided for in that section.

         7.4.5 SNAKE RIVER FAILS TO RECOMMEND SHAREHOLDER APPROVAL. By Intermountain (provided that Intermountain is not then in material breach of any of its representations, warranties, covenants or other agreements in this Agreement), before Snake River's stockholders approve the Transaction, if Snake River's Board of Directors: (a) fails to recommend to its stockholders the approval of the Merger or (b) modifies, withdraws or changes in a manner adverse to Intermountain its recommendation to stockholders to approve the Merger. In the event of termination pursuant to this Section 7.4.5, Intermountain will be entitled to receive from Snake River the Break-Up Fee.

         7.4.6 IMPRACTICABILITY. By either Intermountain or Snake River, upon written notice given to the other party, if the board of directors of the party seeking termination under this Section
                  7.4.6 has determined in its sole judgment, made in good faith and after due consideration and consultation with counsel, that the Transaction has become inadvisable or impracticable by reason of the institution of litigation by the federal government or the government of the State of Idaho to restrain or invalidate the Transaction or this Agreement.

         7.4.7 DISSENTING SHARES. By Intermountain, if holders of 5% or more of the outstanding shares of Snake River Common Stock are Proposed Dissenting Shares.

         7.4.8 SUPERIOR PROPOSAL - TERMINATION BY SNAKE RIVER. By the board of directors of Snake River upon written notice to Intermountain if the board of directors of Snake River has in good faith determined that a Takeover Proposal constitutes a Superior Proposal; provided, however, that Snake River will not be permitted to terminate this Agreement pursuant to this
                  Section 7.4.7 unless (i) it has not breached Section 4.1.11 of this Agreement, (ii) subsequent to delivering such notice of termination it intends to enter into a letter of intent, acquisition agreement or similar agreement relating to such Superior Proposal, (iii) it has provided Intermountain at least five days' prior written notice advising Intermountain that the board of directors of Snake River is prepared to accept a Superior Proposal and given Intermountain, if it so elects, an opportunity to amend the terms of this Agreement (and negotiated with Intermountain in good faith with respect to such terms) in such a manner as would enable Snake River's board of directors to proceed with the Transaction, and (iv) simultaneously upon entering into such letter of intent, acquisition agreement or similar agreement relating to such Superior Proposal referred to in clause (ii), it delivers to Intermountain the Break-Up Fee.

         7.4.9 SUPERIOR PROPOSAL - TERMINATION BY INTERMOUNTAIN. By Intermountain upon written notice to Snake River if (i) an Acquisition Event will have occurred; or (ii) after a third party will have made a proposal to Snake River or its shareholders to engage in or entered into an agreement with respect to an Acquisition Event, this Agreement and the Transaction are not approved at the Snake River Meeting.

7.5 TERMINATION FEE PAYABLE BY SNAKE RIVER. Due to expenses, direct and indirect, incurred by Intermountain in negotiating and executing this Agreement and in taking steps to effect the Transaction, Snake River will pay to Intermountain $200,000 (the "Termination Fee"), if Intermountain terminates this Agreement pursuant to Sections 7.4.3 (breach of representation) or 7.4.4 (breach of covenant). If the Termination Fee becomes payable pursuant to this Section 7.5, it will be payable on Intermountain's demand and must be paid by Snake River within three business days following the date of Intermountain's demand.

7.6 TERMINATION FEE PAYABLE BY INTERMOUNTAIN. Due to expenses, direct and indirect, incurred by Snake River in negotiating and executing this Agreement and in taking steps to effect the Transaction, Intermountain will pay to Snake River the Termination Fee if Snake River terminates this Agreement pursuant to Sections 7.4.3 (breach of representation) or 7.4.4 (breach of covenant). If the Termination Fee becomes payable pursuant to this Section 7.6, it will be payable on Snake River's demand and must be paid by Intermountain within three business days following the date of Snake River's demand.

7.7      BREAK-UP FEE. If (a) this Agreement is terminated pursuant to Section
         7.4.5 (Snake River Fails to Recommend Shareholder Approval), Section
         7.4.8 (Superior Proposal - Termination by Snake River), or Section 7.4.9(i) (Superior Proposal - Termination by Intermountain - Immediate Acquisition Event), then Snake River will immediately pay to Intermountain a fee equal to $750,000 (the "Break-Up Fee"). If this Agreement is terminated pursuant to Section 7.4.9(ii) (Superior Proposal - Termination by Intermountain -Subsequent Acquisition Event) and prior to or within 12 months after such termination, Snake River or Magic Valley enter into an agreement, or publicly announce an intention, to engage in an Acquisition Event, or an Acquisition Event will have occurred, then Snake River will promptly pay to Intermountain the Break-Up Fee.

7.8 COST ALLOCATION UPON TERMINATION. In connection with the termination of this Agreement under this Section 7, except as provided in Sections 7.5, 7.6 and 7.7, Intermountain and Snake River will each pay their own out-of-pocket costs incurred in connection with this Agreement, and will have no other liability to the other party. The parties agree that the agreements herein with respect to the Termination Fee and the Break-Up Fee are integral parts of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty.

                                   SECTION 8.
                                  MISCELLANEOUS

8.1 NOTICES. Any notice, request, instruction or other document to be given under this Agreement will be in writing and will be delivered personally or sent by registered or certified mail or overnight Federal Express service, postage prepaid, addressed as follows:

         Intermountain/Panhandle       Intermountain Community Bancorp
                                       231 N. Third Avenue
                                       Sandpoint, Idaho 83864
                                       Attn:  Curt Hecker, President and CEO

          with a copy to:              Kimberly F. Stephan, Esq.
                                       Graham & Dunn PC
                                       Pier 70
                                       2801 Alaskan Way Suite 300
                                       Seattle, Washington 98121-1128

         Snake River/ Magic Valley     Snake River Bancorp, Inc.
                                       113 Main Avenue West
                                       Twin Falls, Idaho 83301
                                       Attn:  Phillip Bratton, President and CEO

          with a copy to:              Ernest J. Panasci, Esq.
                                       Jones & Keller
                                       4600 South Ulster Street, Suite 880
                                       Denver, Colorado 80237
         or to such other address or person as any party may designate by written notice to the other.

8.2 WAIVERS AND EXTENSIONS. Subject to Section 9 of this Agreement, Intermountain or Snake River may grant waivers or extensions to the other party, but only through a written instrument executed by the President and CEO of the party granting the waiver or extension. Waivers or extensions that do not comply with the preceding sentence are not effective. In accordance with this Section 8.2, a party may extend the time for the performance of any of the obligations or other acts of any other party, and may waive:

         (a) any inaccuracies of any other party in the representations and warranties contained in this Agreement or in any document delivered in connection with this Agreement;

         (b)      compliance with any of the covenants of any other party; and

         (c) any other party's performance of any obligations under this Agreement and any other condition precedent set out in Section 5.

8.3 CONSTRUCTION AND EXECUTION IN COUNTERPARTS. Except as otherwise expressly provided in this Agreement, this Agreement: (i) covers the entire understanding of the Parties, and no modification or amendment of its terms or conditions will be effective unless in writing and signed by the Parties or their respective duly authorized agents; (ii) will not be interpreted by reference to any of the titles or headings to the Sections or Subsections of this Agreement, which have been inserted for convenience only and are not deemed a substantive part of this Agreement; (iii) is deemed to include all amendments to this Agreement, each of which is made a part of this Agreement by this reference; and (iv) may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same document.

8.4 SURVIVAL OF REPRESENTATIONS, WARRANTIES, AND COVENANTS. The representations and covenants in this Agreement will not survive Closing or termination of this Agreement, except that (1) Section 4.9 (Confidentiality), Sections 7.5, 7.6 and 7.7 (Termination-Related Fees & Break-Up Fee), Section 7.8 (expense allocation), and Sections 8.3 through 8.8 will survive termination, and (2) the covenants and other agreements in this Agreement that impose duties or obligations on the parties following Closing, including without limitation, Sections 6.4 (Advisory Board) and 6.6 (Indemnification), will survive Closing.

8.5 ATTORNEYS' FEES AND COSTS. In the event of any dispute or litigation with respect to the terms and conditions or enforcement of rights or obligations arising by reason of this Agreement or the Transaction, the substantially prevailing party in any such litigation will be entitled to reimbursement from the other party of its costs and expenses, including reasonable attorneys' fees.

8.6 ARBITRATION. At either party's request, the parties must submit any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach of this Agreement, to arbitration under the American Arbitration Association's rules then in effect (or under any other form of arbitration mutually acceptable to the parties). A single arbitrator agreed on by the parties will conduct the arbitration. If the parties cannot agree on a single arbitrator, each party must select one arbitrator and those two arbitrators will select a third arbitrator. This third arbitrator will hear the dispute. The arbitrator's decision is final (except as otherwise specifically provided by law) and binds the parties, and either party may request any court having jurisdiction to enter a judgment and to enforce the arbitrator's decision. The arbitrator will provide the parties with a written decision naming the substantially prevailing party in the action. This prevailing party is entitled to reimbursement from the other party for its costs and expenses, including reasonable attorneys' fees. Any arbitration or related proceedings will take place in Ada County, Idaho.

8.7 GOVERNING LAW AND VENUE. This Agreement will be governed by and construed in accordance with the laws of the State of Idaho, except to the extent that federal law may govern certain matters. The parties must bring any legal proceeding arising out of this Agreement in Ada County, Idaho. Each party consents to and submits to the jurisdiction of any local state or federal court located in Ada County, Idaho.

8.8 SEVERABILITY. If a court determines that any term of this Agreement is invalid or unenforceable under applicable law, the remainder of this Agreement will not be affected thereby, and each remaining term will continue to be valid and enforceable to the fullest extent permitted by law.

8.9 NO ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to confer upon any person other than the parties any rights or remedies under this Agreement.

                                   SECTION 9.
                                   AMENDMENTS

         Subject to applicable law, this Agreement and the form of any attached Exhibit or Schedule may be amended upon authorization of the boards of directors of the parties, whether before a or after the Snake River Meeting; provided, however, that after approval by Snake River's shareholders, no amendment will be made changing the form or reducing the amount of consideration to be received by the shareholders of Snake River without the further approval of such shareholders. All amendments, modifications, extensions and waivers must be in writing and signed by the party agreeing to the amendment, modification, extension or waiver.

                            [signatures on next page]

         DATED this 23rd day of July, 2004.

Attest:                             INTERMOUNTAIN COMMUNITY BANCORP

/s/                                 By:    /s/ Curt Hecker
-------------------------------        -------------------------
Secretary                                  Curt  Hecker
                                    Its:   President and Chief Executive Officer

Attest:                             PANHANDLE STATE BANK

/s/                                 By:    /s/ Curt Hecker
-------------------------------        -------------------------
Secretary                                  Curt Hecker
                                    Its:   Chief Executive Officer

Attest:                             SNAKE RIVER BANCORP, INC.

/s/                                 By:   /s/ Phillip Bratton
-------------------------------        -------------------------
Secretary                                 Phillip Bratton
                                    Its:  President and Chief Executive Officer

Attest:                             MAGIC VALLEY BANK

/s/                                 By:   /s/ Phillip Bratton
-------------------------------        -------------------------
Secretary
                                          Phillip Bratton
                                    Its:  President and Chief Executive Officer

STATE OF IDAHO             )
                           ) ss.
COUNTY OF BONNER           )

         On this 23rd day of July, 2004, before me personally appeared CURT HECKER, to me known to be the President and Chief Executive Officer of Intermountain Community Bancorp and the Chief Executive Officer of Panhandle State Bank, both corporations that executed the foregoing instrument, who acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes mentioned there, and who stated on oath that he was authorized to execute said instrument, and that the seal affixed (if any) was the official seal of said corporation.

         IN WITNESS OF THE FOREGOING, I have set my hand and official seal to this document as of the day and year first written above.

                                         /s/
                               -------------------------------------------------
                               NOTARY PUBLIC in and for the State of
                               ___________, residing at _____________
                               My Commission expires:  _______

STATE OF IDAHO             )
                           ) ss.
COUNTY OF TWIN FALLS       )

         On this 23rd day of July, 2004, before me personally appeared PHILLIP BRATTON, to me known to be the President and Chief Executive Officer of Snake River Bancorp, Inc. and Magic Valley Bank, both corporations that executed the foregoing instrument, who acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes mentioned there, and who stated on oath that he was authorized to execute said instrument, and that the seal affixed (if any) was the official seal of said corporation.

         IN WITNESS OF THE FOREGOING, I have set my hand and official seal to this document as of the day and year first written above.

                                         /s/
                               -------------------------------------------------
                               NOTARY PUBLIC in and for the State of
                               ___________, residing at _____________
                               My Commission expires:  _______

                                TABLE OF CONTENTS

                                                                                                                     PAGE
                                                                                                                     ----
DEFINITIONS......................................................................................................     2

SECTION 1. TERMS OF TRANSACTION..................................................................................     7

         1.1      Transaction....................................................................................     7
         1.2      Mergers........................................................................................     8
         1.3      Merger Consideration...........................................................................     8
         1.4      Outstanding Snake River Options................................................................     8
         1.5      No Fractional Shares...........................................................................     9
         1.6      Payment to Dissenting Shareholders.............................................................     9
         1.7      Deposit of Cash and Shares.....................................................................     9
         1.8      Certificates...................................................................................     9

SECTION 2. CLOSING OF TRANSACTION................................................................................    11

         2.1      Closing........................................................................................    11
         2.2      Events of Closing..............................................................................    11
         2.3      Place of Closing...............................................................................    11
         2.4      Procedure......................................................................................    11

SECTION 3. REPRESENTATIONS AND WARRANTIES........................................................................    11

         3.1      Representations and Warranties.................................................................    11
         3.2      Representations and Warranties of Intermountain................................................    19

SECTION 4. CONDUCT AND TRANSACTIONS PRIOR TO CLOSING.............................................................    23

         4.1      Conduct of Snake River's and Magic Valley's Business Prior to Closing..........................    23
         4.2      Registration Statement.........................................................................    28
         4.3      Affiliate Letters..............................................................................    30
         4.4      Submission to Regulatory Authorities...........................................................    30
         4.5      Public Announcements...........................................................................    30
         4.6      Consents.......................................................................................    30
         4.7      Further Actions................................................................................    30
         4.8      Notice.........................................................................................    31
         4.9      Confidentiality................................................................................    31
         4.10     Update of Intermountain Financial Statements...................................................    31
         4.11     Availability of Intermountain's Books, Records and Properties..................................    32
         4.12     Blue Sky Filings...............................................................................    32
         4.13     Tax Treatment..................................................................................    32
         4.14     Best Efforts...................................................................................    32

SECTION 5. APPROVALS AND CONDITIONS..............................................................................    32

         5.1      Required Approvals.............................................................................    32
         5.2      Conditions to Obligations of Intermountain and Panhandle.......................................    32
         5.3      Conditions to Obligations of Snake River and Magic Valley......................................    36

SECTION 6. DIRECTORS, OFFICERS AND EMPLOYEES ....................................................................    37

         6.1      Directors......................................................................................    37
         6.2      Officer's Employment Contract..................................................................    37
         6.3      Intermountain Board of Directors...............................................................    37
         6.4      Advisory Board.................................................................................    37
         6.5      Employee Benefit Issues........................................................................    38
         6.6      Indemnification of Directors and Executive Officers............................................    38

SECTION 7. TERMINATION OF AGREEMENT AND ABANDONMENT OF TRANSACTION...............................................    39

         7.1      Termination by Reason of Lapse of Time.........................................................    39
         7.2      Termination Due To Intermountain Average Closing Price.........................................    39
         7.3      Intermountain's Right to Adjust Consideration..................................................    39
         7.4      Other Grounds for Termination..................................................................    40
         7.5      Termination Fee Payable By Snake River.........................................................    41
         7.6      Termination Fee Payable By Intermountain.......................................................    41
         7.7      Break-Up Fee...................................................................................    42
         7.8      Cost Allocation Upon Termination...............................................................    42

SECTION 8. MISCELLANEOUS.........................................................................................    42

         8.1      Notices........................................................................................    42
         8.2      Waivers and Extensions.........................................................................    43
         8.3      Construction and Execution in Counterparts.....................................................    43
         8.4      Survival of Representations, Warranties, and Covenants.........................................    43
         8.5      Attorneys' Fees and Costs......................................................................    43
         8.6      Arbitration....................................................................................    43
         8.7      Governing Law and Venue........................................................................    44
         8.8      Severability...................................................................................    44
         8.9      No Assignment..................................................................................    44

SECTION 9. AMENDMENTS............................................................................................    44

                         LIST OF SCHEDULES AND EXHIBITS

SCHEDULES:

Schedule 1            Offices of Magic Valley

Schedule 2            Third Party Consents Required by Snake River/Magic Valley

Schedule 3            Obligations to Issue Stock - Snake River/Magic Valley

Schedule 4            Snake River Subsidiaries

Schedule 5            Snake River Properties

Schedule 6            Snake River Environmental Matters

Schedule 7            Taxes - Snake River

Schedule 8            Snake River Material Contracts

Schedule 9            Asset Classification of Magic Valley

Schedule 10           Snake River Litigation

Schedule 11           Snake River Insurance Policies

Schedule 12           Snake River Benefit Plans

Schedule 13           Title Policies

Schedule 14           Obligations to Issue Stock - Intermountain/Panhandle

Schedule 15           Taxes - Intermountain

Schedule 16           Intermountain Subsidiaries

EXHIBITS:

Exhibit A             Form of Affiliate Letter

Exhibit B             Jones & Keller Opinions

Exhibit C             Graham & Dunn Opinions

Exhibit D             Idaho Counsel Opinions